                                  SCHEDULE 14A
                                 (RULE 14a-101)

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                            PHELPS DODGE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)1 and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

[PHELPS DODGE CORPORATION LOGO]

                                                                 October 8, 1999

Dear Shareholder:

     On October 6, 1999, we announced that we entered into a merger agreement with ASARCO Incorporated. We have amended our exchange offer to holders of Asarco common stock to reflect the terms of that agreement.

     Under the terms of the amended exchange offer, we will exchange $14.75 net in cash plus 0.25133120 Phelps Dodge common shares for each Asarco common share, on a fully prorated basis. Asarco shareholders may elect to receive either $29.50 in cash or 0.50266 Phelps Dodge common shares for each Asarco common share, subject to proration if the stock portion or the cash portion is oversubscribed. Following completion of the exchange offer, Asarco will merge with a wholly owned subsidiary of Phelps Dodge and each outstanding Asarco common share not owned by Phelps Dodge will be converted into the right to receive cash and/or Phelps Dodge common shares, so that an overall average consideration of $14.75 net in cash plus 0.25133120 Phelps Dodge common shares for each outstanding Asarco common share will be achieved.

     On October 7, 1999, Grupo Mexico, S.A. de C.V. announced that it was offering to acquire Asarco for $29.50 per share in cash. In response, we announced today that Phelps Dodge would not raise its offer for Asarco.

     The attached document contains additional information about our agreement with Asarco and our proposed business combinations with Asarco and Cyprus Amax Minerals Company. You should read this document together with the proxy statement dated September 13, 1999, the proxy statement supplement dated September 22, 1999 and the second proxy statement supplement dated October 1, 1999, which were previously mailed to you, before returning the enclosed proxy card or casting your vote in person at the Special Meeting.

     If you have already returned a proxy card and do not wish to change your vote, you need not take any action at this time.

     WE URGE YOU TO VOTE FOR APPROVAL OF EACH OF THE PROPOSED STOCK ISSUANCES IN CONNECTION WITH THE EXCHANGE OFFERS TO ASARCO AND CYPRUS AMAX SHAREHOLDERS AND RELATED MERGERS. If you should have any questions regarding the proposed stock issuances, our agreements with Asarco and Cyprus Amax or our exchange offers for Asarco common shares and Cyprus Amax common shares, or if you would like to receive another copy of the September 13, 1999 proxy statement, the September 22, 1999 proxy statement supplement or the October 1, 1999 second proxy statement supplement, please call our proxy solicitors, Innisfree M&A Incorporated, toll-free at 1-888-750-5834.

Sincerely,


/s/ Douglas C. Yearley                                   /s/ J. Steven Whisler
Douglas C. Yearley                                       J. Steven Whisler
Chairman and                                             President and
Chief Executive Officer                                  Chief Operating Officer

                        THIRD PROXY STATEMENT SUPPLEMENT
                                       OF
                            PHELPS DODGE CORPORATION
                                    FOR THE
                        SPECIAL MEETING OF SHAREHOLDERS

                      ------------------------------------

                         TO BE HELD ON OCTOBER 13, 1999
                      ------------------------------------

     This Third Proxy Statement Supplement amends and supplements the proxy statement dated September 13, 1999, the proxy statement supplement dated September 22, 1999 and the second proxy statement supplement dated October 1, 1999, which we previously mailed to you, relating to the special meeting of shareholders of Phelps Dodge Corporation to be held on Wednesday, October 13, 1999, at 10:00 a.m., local time, at The Heard Museum, 2301 North Central Avenue, Phoenix, Arizona.

AGREEMENT BETWEEN PHELPS DODGE AND ASARCO AND
  AMENDED EXCHANGE OFFER FOR ASARCO COMMON SHARES

     On October 6, 1999, Phelps Dodge Corporation ("Phelps Dodge") announced that it had entered into an Agreement and Plan of Merger with ASARCO Incorporated ("Asarco"). Phelps Dodge has amended its exchange offer to holders of Asarco common stock to reflect the terms of the merger agreement.

     Under the terms of the amended exchange offer, Phelps Dodge will exchange $14.75 net in cash plus 0.25133120 Phelps Dodge common shares for each Asarco common share, on a fully prorated basis. Asarco shareholders may elect to receive either $29.50 in cash or 0.50266 Phelps Dodge common shares for each Asarco common share, subject to proration if the stock portion or the cash portion is oversubscribed. Following completion of the exchange offer, Asarco will merge with AAV Corporation, a Delaware corporation and a wholly owned subsidiary of Phelps Dodge, and each outstanding Asarco common share not owned by Phelps Dodge or any of its subsidiaries will be converted into the right to receive cash and/or Phelps Dodge common shares, so that an overall average consideration of $14.75 net in cash plus 0.25133120 Phelps Dodge common shares for each outstanding Asarco common share will be achieved.

     If we obtain all of the common shares of Asarco and Cyprus Amax pursuant to our offers, former shareholders in Asarco and Cyprus Amax would own approximately 11% and 23%, respectively, of the common stock of Phelps Dodge, based on the number of shares outstanding of Phelps Dodge, Asarco and Cyprus Amax on September 30, 1999, September 30, 1999 and September 28, 1999, respectively.

RECENT EVENTS RELATING TO THE TRANSACTIONS

     On October 1, 1999, representatives of Phelps Dodge and Asarco began discussions relating to a possible Phelps Dodge/Asarco merger agreement.

     On October 4, 1999, representatives of Asarco informed Phelps Dodge that Asarco wished to receive Phelps Dodge's best offer for Asarco no later than 6:00 p.m., Eastern Daylight Time, on October 5, 1999.

     On the morning of October 5, 1999, Asarco announced that its board of directors recommended that Asarco stockholders reject both the then-current Phelps Dodge exchange offer and the cash tender offer by Grupo Mexico, S.A. de C.V. Asarco said its board had authorized management to initiate a process designed to elicit the best possible transaction for shareholders. In the meantime, representatives of Phelps Dodge and Asarco continued discussions relating to a business combination between Phelps Dodge and Asarco.

     In the afternoon of October 5, 1999, Phelps Dodge extended its exchange offer for Asarco common shares until October 13, 1999.

     Also in the afternoon of October 5, 1999, the Phelps Dodge board of directors authorized the Phelps Dodge management to submit to Asarco an amended proposal for a business combination between Phelps Dodge and Asarco and approved the Phelps Dodge/Asarco merger agreement and an amended exchange offer to Asarco shareholders. At the board meeting, Morgan Stanley & Co. Incorporated rendered its oral opinion, subsequently confirmed in writing, that as of the date of its opinion, and based upon and subject to the various considerations in its opinion, the consideration to be paid by Phelps Dodge pursuant to the Phelps Dodge/Asarco merger agreement was fair from a financial point of view to Phelps Dodge. Later that afternoon, Messrs. Yearley and Whisler sent the following letter to the Asarco board of directors:
                    [Letterhead of Phelps Dodge Corporation]

                                                                 October 5, 1999

     The Board of Directors
     ASARCO Incorporated
     c/o J. Michael Schell, Esq.
     Skadden, Arps, Slate, Meagher & Flom LLP
     919 Third Avenue
     New York, New York 10022

     Dear Sirs:

          In response to your request for our bid to acquire ASARCO, Phelps Dodge is offering $14.75 in cash and 0.2513 Phelps Dodge shares per ASARCO share on a prorated basis. We are enclosing a mark-up of the draft merger agreement setting forth our offer. We are prepared to sign the merger agreement as submitted. Our Board has approved the transaction and we have full authority to execute it, subject only to the approval of our stockholders expected at a meeting scheduled to be held on October 13. We understand the terms of the merger agreement have already been negotiated with your lawyers. Our offer is irrevocable and will remain open until 10:00 a.m. New York City time on Thursday, October 7.

          Our bid represents a value of $29.50 per ASARCO share, or a premium of 59.5%, based on the unaffected share prices for ASARCO and Phelps Dodge as of August 20, the time our offers for ASARCO and Cyprus Amax were first disclosed publicly. We believe Phelps Dodge's stock price has been under short-term pressure since that time due to the uncertainty of the situation as well as technical factors. We would note that the value of our proposal based on the average of the closing prices for Phelps Dodge shares over the period from August 20 through October 4, is $29.10 per ASARCO share.

          We believe the cash/stock election feature of our offer adds to its attractiveness by giving stockholders a choice reflecting their tax posture and desire to participate in the upside of the combined companies. In addition to the very substantial premium we are offering, we believe a deal with Phelps Dodge will permit your shareholders to participate not only in the benefits of the deal your directors approved with Cyprus Amax, but also to participate in the substantial incremental benefits brought to the combination by Phelps Dodge. As you had articulated in advocating your two-way deal with Cyprus Amax, we agree that the opportunity for your shareholders to participate in a rationalization of the industry and to benefit from an upswing in the copper price cycle, is very attractive. We believe that your shareholders will understand the benefits of the combination of Phelps Dodge, Cyprus Amax and ASARCO, and we believe that the market will react favorably to a definitive merger agreement between Phelps Dodge and ASARCO based on the economic terms of our proposal.

          As you know, we already have cleared the Hart-Scott-Rodino waiting period. We could complete our exchange offer by October 20 if your Board accepts our offer this evening.

          You will note that our proposed merger agreement provides for a $30 million break-up fee, approximately 2.5% of the equity value of our offer. This fee is well within the accepted range for such offers and materially below the fees provided for in both your original Cyprus Amax merger agreement and in the amendment you agreed to last week. We believe this reduced fee is appropriate in the context of this offer.

          We have also enclosed a firm commitment letter from Citibank, N.A., part of the proceeds of which will be used to fund the cash portion of our offer.

          Our offer is submitted in reliance upon the rules forwarded to us by ASARCO this morning, most particularly that our offer will not be disclosed to any other party.

                                          Very truly yours,


/s/ DOUGLAS C. YEARLEY                                   /s/ J. STEVEN WHISLER
------------------------------                           ------------------------------
Douglas C. Yearley                                       J. Steven Whisler
Chairman and                                             President and
Chief Executive Officer                                  Chief Operating Officer

     In the evening of October 5, 1999, the board of directors of Asarco approved the business combination between Phelps Dodge and Asarco pursuant to Phelps Dodge's amended proposal. The Phelps Dodge/Asarco merger agreement was signed late that evening.

     Early in the morning of October 6, 1999, Phelps Dodge issued to following press release:

           PHELPS DODGE TO ACQUIRE ASARCO; THREE-WAY COMBINATION WITH
             CYPRUS AMAX WILL CREATE LEADING GLOBAL COPPER PRODUCER

     PHOENIX, October 6, 1999 -- Phelps Dodge Corporation (NYSE: PD) today announced it has signed a definitive merger agreement under which it will acquire Asarco Incorporated (NYSE: AR) for $14.75 cash and 0.2513 Phelps Dodge shares per Asarco share on a fully prorated basis.

     Phelps Dodge is amending its exchange offer for Asarco, which will now be scheduled to expire at midnight on October 21, 1999. Asarco shareholders will have the right to elect to receive cash or Phelps Dodge shares for each Asarco share. The all-cash election for Asarco shareholders is $29.50 per Asarco share and the all-stock election is 0.50266 Phelps Dodge shares per Asarco share, subject to proration to maintain the overall allocation of 50% stock and 50% cash. The stock portion of the consideration received will be tax-free to Asarco shareholders.

     Based on Phelps Dodge's closing share price yesterday, the agreement currently values Asarco at $28.21 per share, or a total equity value of approximately $1.1 billion, based on approximately 39.8 million Asarco shares outstanding.

     On September 30, 1999, Phelps Dodge announced that it had signed a definitive agreement to acquire Cyprus Amax Mineral Company (NYSE: CYM) for $7.61 in cash and 0.2203 Phelps Dodge shares per Cyprus Amax share on a fully prorated basis.

     Phelps Dodge expects the three-way combination with Asarco and Cyprus Amax to be immediately and substantially accretive to its cash flow per share and accretive to its earnings per share beginning in 2001, based on the current portfolio of the combined companies and analysts' estimates of copper prices of $0.80 to $0.85 per pound is 2001. Based on its strong balance sheet, Phelps Dodge expects to finance the approximately $590 million cash portion of the Asarco offer primarily through existing credit facilities and cash on hand.

     Phelps Dodge expects to achieve annual cash cost savings of at least $200 million from the three-way combination with Asarco and Cyprus Amax, to be fully phased in by the end of 2001, through reductions in SG&A expenses, operating improvements and efficiencies in exploration.

     Phelps Dodge has already received U.S. antitrust approval for the acquisition. Completion of the exchange offer is subject to at least 80% of Asarco's shares being tendered and not withdrawn, approval of Phelps Dodge shareholders at a special meeting on October 13, 1999, and customary closing conditions.

     The three-way combination represents a unique opportunity to create a large, resource-rich portfolio of lower-cost global copper assets with enhanced flexibility to excel through business cycles. It will also provide significant opportunities to integrate operations in the southwestern United States, administrative functions in the U.S., Chile and Peru, and worldwide exploration and development activities.

     Consistent with demonstrated Phelps Dodge standards, all properties will be operated to earn more than the cost of capital over the copper cycle.

     "This compelling three-way combination positions Phelps Dodge to become the leading global copper producer," said Douglas C. Yearley, Chairman and Chief Executive Officer of Phelps Dodge. "We look forward to quickly closing both transactions and beginning to realize the significant upside potential of combining Phelps Dodge, Asarco and Cyprus Amax."

     J. Stephen Whisler, President and Chief Operating Officer of Phelps Dodge, said, "We are committed to optimizing the combined operations of the three companies and delivering superior returns on capital throughout the entire copper cycle. We now have unique opportunities for regional integration and improved efficiencies. We will move swiftly to realize these benefits." Morgan Stanley Dean Witter served as financial advisor to Phelps Dodge. Shearman & Sterling and Debevoise & Plimpton served as legal advisors to Phelps Dodge.

     Also in the morning of October 6, 1999, Asarco issued the following press release:

            ASARCO BOARD APPROVES MERGER AGREEMENT WITH PHELPS DODGE

     NEW YORK -- October 6, 1999 -- The Board of Directors of ASARCO Incorporated (NYSE: AR) announced today that it has accepted an improved offer from Phelps Dodge Corporation (NYSE: PD) which values the Company at $1.1 billion or $28.21 per share. Pursuant to the merger agreement signed by the parties, Phelps Dodge will acquire Asarco for $14.75 in cash and
     0.2513 Phelps Dodge share for each Asarco common share on a fully prorated basis.

     Francis R. McAllister, chairman and chief executive officer of Asarco, said, "From the beginning it has been our aim to maximize shareholder value. We believe this transaction represents good value for Asarco shareholders. We plan to work closely with Phelps Dodge to ensure a smooth transition."

     Under the agreement, Asarco shareholders can elect to receive cash or Phelps Dodge shares for each Asarco share, subject to proration to maintain the overall cash/stock allocation of approximately 50% stock and 50% cash. The stock portion of the consideration received will be tax-free to Asarco shareholders.

     Based on Phelps Dodge closing share price yesterday, the agreement currently values Asarco at $28.21 per share, or a total equity value of approximately $1.1 billion, based on approximately 40 million Asarco shares outstanding. Based on share prices at the time of Phelps Dodge's original offer on August 20, 1999, the agreement values Asarco at $29.50 per share or approximately a 60% premium.

     Completion of the exchange offer is subject to 80% of Asarco shares being tendered and not withdrawn, approval of Phelps Dodge shareholders at a special meeting on October 13th and customary closing conditions. The closing should be completed on October 22nd.

     On October 7, 1999, Grupo Mexico announced that it was increasing the price in its tender offer for Asarco shares to $29.50 per Asarco common share.

     On October 8, 1999, Phelps Dodge issued the following press release:

                  PHELPS DODGE WILL NOT RAISE OFFER FOR ASARCO

     PHOENIX, AZ, October 8, 1999 -- Phelps Dodge Corporation (NYSE: PD) today issued the following statement in response to the revised Grupo Mexico, S.A. de C.V. offer to acquire Asarco Incorporated (NYSE: AR) for $29.50 per share in cash:

     "Phelps Dodge took seriously the Asarco Board of Directors' request to submit best and final offers -- and we did exactly that. Phelps Dodge will not raise its offer for Asarco, and we're confident that shareholders of Phelps Dodge and Cyprus Amax will understand and appreciate the financial discipline behind our decision. We remain committed to shareholder value."

     Also on October 8, 1999, Asarco issued the following press release:

     NEW YORK -- October 8, 1999 -- ASARCO Incorporated (NYSE:AR) announced that the Board of Directors of Asarco met to consider the revised proposal contained in a letter from Grupo Mexico of October 7, 1999. In its revised proposal, Grupo Mexico offered to acquire all of the outstanding shares of Asarco common stock at a price of $29.50 per share in cash.

     At the meeting, the Asarco Board of Directors considered, together with advice from its financial and legal advisors, the terms of Grupo Mexico's revised offer, Asarco's rights and obligations under the Phelps Dodge merger agreement and its fiduciary duties to stockholders of Asarco under applicable law. In accordance with the terms of its merger agreement with Phelps Dodge, the Board of Directors determined in good faith, after consultation with its legal and financial advisors, that it was necessary in order to comply with its fiduciary duties under the applicable law to modify its recommendation of the pending transaction with Phelps Dodge and, if necessary, to furnish information to Grupo Mexico pursuant to a customary confidentiality agreement and to participate in discussions or negotiations regarding the Grupo Mexico revised proposal. The Board has notified Phelps Dodge that it intends to participate in discussions with Grupo Mexico concerning the proposal. Accordingly, the Asarco Board recommends that stockholders not tender their shares in the Phelps Dodge Exchange Offer at this time.

RECOMMENDATION OF THE BOARD

     THE BOARD OF DIRECTORS OF PHELPS DODGE HAS DETERMINED THAT THE BUSINESS COMBINATION WITH ASARCO IS IN THE BEST INTERESTS OF PHELPS DODGE AND ITS SHAREHOLDERS, HAS APPROVED THE MERGER AGREEMENT WITH ASARCO, AND RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE PROPOSED STOCK ISSUANCE IN CONNECTION WITH THE EXCHANGE OFFER TO SHAREHOLDERS AND RELATED MERGER.

     If you have already returned a proxy card and do not wish to change your vote, you need not take any action at this time.

     If you should have any questions regarding the proposed stock issuances in connection with the exchange offers to Asarco and Cyprus Amax shareholders and related mergers, our agreements with Asarco and Cyprus Amax or our exchange offers for Asarco common shares and Cyprus Amax common shares, or if you would like to receive another copy of the September 13, 1999 proxy statement, the September 22, 1999 proxy statement supplement or the October 1, 1999 second proxy statement supplement, please call our proxy solicitors, Innisfree M&A Incorporated, toll-free at 1-888-750-5834.

OPINION OF MORGAN STANLEY

     Pursuant to a letter agreement dated August 16, 1999, Morgan Stanley & Co. Incorporated ("Morgan Stanley") was engaged to provide financial advisory services and a financial fairness opinion in connection with the Phelps Dodge/Asarco merger. Morgan Stanley was selected by the Phelps Dodge board of directors to act as Phelps Dodge's financial advisor based on Morgan Stanley's qualifications, expertise, reputation and its knowledge of the business and affairs of Phelps Dodge. At the meeting of the board of directors of Phelps Dodge on October 5, 1999, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of the date of its opinion, and based upon and subject to the various considerations in its opinion, the consideration to be paid by Phelps Dodge pursuant to the Phelps Dodge/Asarco merger agreement was fair from a financial point of view to Phelps Dodge.

     THE FULL TEXT OF MORGAN STANLEY'S WRITTEN OPINION, DATED OCTOBER 5, 1999, WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX A TO THIS THIRD PROXY STATEMENT SUPPLEMENT. PHELPS DODGE SHAREHOLDERS ARE URGED TO, AND SHOULD, READ THE OPINION CAREFULLY AND IN ITS ENTIRETY. MORGAN STANLEY'S OPINION IS DIRECTED TO PHELPS DODGE'S BOARD OF DIRECTORS, ADDRESSES ONLY THE FAIRNESS OF THE CONSIDERATION TO BE PAID BY PHELPS DODGE FROM A FINANCIAL POINT OF VIEW, AND DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR CONSTITUTE A RECOMMENDATION TO ANY PHELPS DODGE SHAREHOLDER AS TO HOW TO VOTE AT THE SPECIAL MEETING. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In connection with rendering its opinion, Morgan Stanley, among other things:

     - reviewed certain publicly available financial statements and other information of Asarco and Phelps Dodge;

     - reviewed certain financial projections of Asarco prepared by the management of Phelps Dodge;

     - discussed the past and current operations and financial condition and the prospects of Asarco, with senior executives of Phelps Dodge;

     - reviewed certain internal financial statements and other financial operating data concerning Phelps Dodge prepared by the management of Phelps Dodge;

     - reviewed certain financial projections of Phelps Dodge prepared by the management of Phelps Dodge;

     - discussed the past and current operations and financial condition and the prospects of Phelps Dodge, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Phelps Dodge;

     - reviewed the pro forma impact of the merger on Phelps Dodge's cash flow per share, earnings per share, consolidated capitalization and financial ratios;

     - reviewed the reported prices and trading activity for Asarco common stock and Phelps Dodge common stock;

     - compared the financial performance of Asarco and Phelps Dodge and the prices and trading activity of the Asarco common stock and the Phelps Dodge common stock with that of certain other comparable publicly-traded companies and their securities;

     - reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

     - participated in discussions and negotiations among representatives of Asarco and Phelps Dodge and their financial and legal advisors;

     - reviewed the merger agreement, and certain related documents; and

     - performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

In rendering its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by it for the purposes of its opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the merger, Morgan Stanley assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Phelps Dodge of the future financial performance of Asarco and Phelps Dodge. Morgan Stanley also relied upon, without independent verification, the assessment of Phelps Dodge of the strategic, financial and operational benefits expected to result from the merger. Asarco did not make available any internal financial statements, projections or other financial operating data to Phelps Dodge or Morgan Stanley. Instead, for purposes of its analyses, Morgan Stanley has relied, with the consent of the Phelps Dodge board of directors, only on publicly available information regarding Asarco. In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement, including, among other things, that the merger will be treated as a tax-free reorganization and/or exchange pursuant to the Internal Revenue Code of 1986, as amended. Morgan Stanley has not made any independent valuation or appraisal of the assets or liabilities of Asarco, nor has it been furnished with any such appraisals. Morgan Stanley's opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it, as of the date of its opinion.

     The following is a brief summary of certain analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter dated October 5, 1999. These summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

     Historical Exchange Ratio Analysis. Using the closing price for Phelps Dodge's and Asarco's common stock on the New York Stock Exchange, Morgan Stanley reviewed the closing prices over a three-year period ending October 5, 1999. Morgan Stanley noted that the exchange ratio, as determined by dividing the closing price of the Asarco common stock by the Phelps Dodge common stock ranged from a low of .2576x to a high of .5041x over the period examined.

     Asarco Comparable Company Analysis. Using publicly available information, Morgan Stanley performed an analysis comparing Asarco's current trading value and the implied multiples for a variety of operating statistics to those of selected publicly traded companies that share some of the same characteristics of Asarco. In particular, Morgan Stanley focused on the following companies:

     - Cyprus Amax Minerals Company

     - Freeport -- McMoran Copper & Gold, Inc.

     - Grupo Mexico S.A. de C.V.

     - Phelps Dodge Corporation

     - Rio Algom Limited

     - Southern Peru Copper Corporation

     Morgan Stanley reviewed financial information including the price to forecasted calendar year 1999 and calendar year 2000 cash flow per share ("CFPS") multiples, defined as net income plus depreciation and amortization, and the aggregate value to forecasted calendar year 1999 and 2000 earnings before interest taxes, depreciation and amortization ("EBITDA") multiples. The financial information was based on a compilation of earnings projections by securities research analysts. The tables below summarize these analyses and the relevant statistics for Asarco as of July 15, 1999, the day of the announcement of Asarco's and Cyprus Amax's intention to merge:

                                                           LOW            HIGH
                                                           ----           -----
COMPARABLE COMPANIES
Price to Forecasted 1999 CFPS............................   7.0x           12.5x
Price to Forecasted 2000 CFPS............................   6.3             9.9
Aggregate Value to Forecasted 1999 EBITDA................   7.0            11.8
Aggregate Value to Forecasted 2000 EBITDA................   6.2            10.4
ASARCO
Price to Forecasted 1999 CFPS............................          14.7x
Price to Forecasted 2000 CFPS............................           5.8
Aggregate Value to Forecasted 1999 EBITDA................          N.M.
Aggregate Value to Forecasted 2000 EBITDA................          13.3

---------------

N.M. = Not Meaningful

     Morgan Stanley applied these comparable company multiples to Asarco's corresponding financial statistics to arrive at a range of per share equity values for Asarco. Using this methodology, Morgan Stanley observed that, assuming a 25.0% control premium, the implied value per share of Asarco common stock ranged from $17.00 to $28.40. Morgan Stanley further observed that, based on the same methodology, and including assumed operational benefits from the merger prepared by Phelps Dodge's management that the implied value per share of Asarco common stock ranged from $31.20 to $47.80. Morgan Stanley noted that the merger consideration based on the merger agreement was $29.50 per share of Asarco common stock, assuming an unaffected price for the Phelps Dodge common stock of $58.69 which was the last trading price for the Phelps Dodge common stock prior to Asarco's press release on August 20, 1999, which disclosed Phelps Dodge's intentions toward Asarco.

     No company considered in the foregoing analysis is identical to Asarco. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Phelps Dodge and Asarco, such as the impact of competition on Asarco and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Asarco or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

     Asarco Selected Transaction Analysis. Using publicly available information, Morgan Stanley examined the terms of certain transactions involving acquisitions of companies in businesses that were similar in some characteristics to the business of Asarco. As of August 20, 1999, the following transactions were reviewed:

ACQUIREE                                        ACQUIROR
--------                                        --------
Reynolds Metals Company               Alcoa Inc.
Cyprus Amax's US coal assets          RAG International Mining GmbH
ARCO Coal (US Coal Assets)            Arch Coal Inc.
Alumax Inc.                           Alcoa Inc.
Cobre Mining Company                  Phelps Dodge Corporation
General Mining Union Corp.            QNI Ltd.
Gibraltar Mines Ltd.                  Westmin Resources Ltd.
Magma Copper Company                  Broken Hill Proprietary Ltd.

     Morgan Stanley examined these transactions across a range of financial statistics, including the price paid as a multiple of latest twelve months ("LTM") CFPS and the premium offered by the acquiror to the acquiree's shareholders, based on the acquiree's share price as measured one month prior to the announcement of the transaction. Morgan Stanley noted that the price paid as a multiple of LTM CFPS ranged from a low of 5.9x to a high of 14.4x and the premium offered ranged from a low of 24% to a high of 108%. Applying these ranges to the corresponding financial statistics for Asarco yielded the following results:

                                                              LOW       HIGH
                                                             ------    ------
ASARCO
LTM CFPS...................................................  $10.45    $25.56
Premium to Unaffected Stock Price..........................   22.94     38.57

     No transaction utilized in the analysis of selected precedent transactions is identical to the merger in timing and size, and, accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning financial and operating characteristics of Asarco and other factors that would affect the acquisition value of companies to which it is being compared. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Phelps Dodge and Asarco, such as the impact of competition on Asarco and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Asarco or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using selected transaction data.

     Asarco Going Concern Discounted Cash Flow Analysis. Morgan Stanley performed a discounted cash flow analysis for Asarco based upon publicly available information, equity research estimates and financial projections provided by the management of Phelps Dodge. Morgan Stanley calculated unlevered free cash flows, defined as net income plus the aggregate of depreciation and amortization, other non-cash expenses and after-tax interest expense less the sum of capital expenditures and investment in non-cash working capital.

     Morgan Stanley calculated terminal values by assuming real perpetual growth rates of 0% to 2% for unlevered free cash flow less an adjustment to reflect on-going exploration requirements. The cash flow streams and terminal values were then discounted to the present using an estimated range of real discount rates of 7.0% to 9.0%. In addition, Morgan Stanley included the estimated value of Asarco's ownership stake in Grupo Mexico, based on publicly available information. Morgan Stanley performed its analysis both including and excluding assumed operational benefits from the transaction prepared by the management of Phelps Dodge. The results of this analysis as of October 5, 1999 are summarized in the table below.

CASE                                            ESTIMATED VALUE PER SHARE OF ASARCO
----                                            -----------------------------------
Without operational benefits..................             $6.40 - $30.60
With operational benefits.....................            $24.00 - $55.80

     Asarco Mine Life Discounted Cash Flow Analysis. Morgan Stanley performed a discounted cash flow analysis for Asarco's copper mines for the projected life of such mines, based upon publicly available information, equity research estimates and financial projections provided by the management of Phelps Dodge. The Mine Life Discounted Cash Flow Analysis assumed real discount rates of 7.0% to 9.0%. In addition, Morgan Stanley performed a discounted cash flow analysis of Asarco's three non-copper businesses: Aggregates, Chemicals and Precious Metals. Morgan Stanley calculated terminal values by assuming a real perpetual growth rate of 1.0%. The cash flow streams and terminal values were then discounted to the present using an estimated range of real discount rates of 7.0% to 9.0%. Morgan Stanley included the estimated value of Asarco's ownership stake in Grupo Mexico, based on publicly available information. Morgan Stanley performed its analysis both including and excluding assumed operational benefits from the transaction prepared by the management of Phelps Dodge. The results of this analysis as of October 5, 1999 are summarized in the table below.

CASE                                            ESTIMATED VALUE PER SHARE OF ASARCO
----                                            -----------------------------------
Without operational benefits..................           $14.00 - $23.40
With operational benefits.....................           $31.60 - $48.50

     Phelps Dodge Comparable Company Analysis. Using publicly available information, Morgan Stanley performed an analysis comparing Phelps Dodge's current trading value and the implied multiples for a variety of operating statistics, both historical and projected, to those of selected publicly traded companies that share some of the same characteristics of Phelps Dodge. In particular, Morgan Stanley focused on the following companies:

     - ASARCO Incorporated

     - Cyprus Amax Minerals Company

     - Freeport -- McMoran Copper & Gold, Inc.

     - Grupo Mexico S.A. de C.V.

     - Rio Algom Limited

     - Southern Peru Copper Corporation

     Morgan Stanley reviewed financial information including the price to forecasted calendar year 1999 and calendar year 2000 CFPS multiples and the aggregate value to forecasted calendar year 1999 and 2000 EBITDA multiples. The financial information was based on a compilation of earnings projections by securities research analysts. The tables below summarize these analyses and the relevant statistics for Phelps Dodge as of July 15, 1999, the day of the announcement of Cyprus Amax's and Asarco's intention to merge:

COMPARABLE COMPANIES                                          LOW    HIGH
--------------------                                          ---    ----
Price to Forecasted 1999 CFPS...............................  7.0x   14.7x
Price to Forecasted 2000 CFPS...............................  6.3     9.9
Aggregate Value to Forecasted 1999 EBITDA...................  7.0    10.8
Aggregate Value to Forecasted 2000 EBITDA...................  5.1    13.3

PHELPS DODGE
Price to Forecasted 1999 CFPS...............................        12.5x
Price to Forecasted 2000 CFPS...............................          9.1
Aggregate Value to Forecasted 1999 EBITDA...................         11.8
Aggregate Value to Forecasted 2000 EBITDA...................         10.4

     Morgan Stanley applied these comparable company multiples to Phelps Dodge's corresponding financial statistics to arrive at a range of per share equity values for Phelps Dodge. Using this methodology, Morgan Stanley observed that the implied value per share of Phelps Dodge common stock ranged from $40.10 to $66.90. Morgan Stanley noted that the unaffected price for Phelps Dodge's common stock was $58.69 which was the last trading price for Phelps Dodge's common stock prior to Asarco's and Cyprus Amax's press release on August 20, 1999.

     No company used in the foregoing analysis is identical to Phelps Dodge. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Phelps Dodge, such as the impact of competition on Phelps Dodge and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Phelps Dodge or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

     Phelps Dodge Going Concern Discounted Cash Flow Analysis. Morgan Stanley performed a discounted cash flow analysis for Phelps Dodge based upon financial projections provided by the management of Phelps Dodge. Morgan Stanley estimated the value of Phelps Dodge Mining by utilizing calculated unlevered free cash flows, and calculated terminal values by assuming real perpetual growth rates of 0% to 2% for unlevered free cash flow less an adjustment to reflect on-going exploration requirements. The cash flow streams and terminal values were then discounted to the present using an estimated range of real discount rates of 7.0% to 9.0%. Morgan Stanley also estimated a value for Phelps Dodge Industries, by utilizing calculated unlevered free cash flows, and calculated terminal values by assuming a range of multiples from 5.5x to 7.0x of LTM EBITDA. The cash flow streams and terminal values were then discounted to the present using an estimated range of real discount rates of 8.25% to 9.25%. In addition, Morgan Stanley included the estimated value of Phelps Dodge's ownership stake in Southern Peru Copper Corporation ("SPCC"), based on the market trading price of SPCC. This analysis resulted in an estimated per share value for the Phelps Dodge common stock ranging from a low of $59.10 to a high of $98.50

     Phelps Dodge Mine Life Discounted Cash Flow Analysis. Morgan Stanley performed a discounted cash flow analysis for Phelps Dodge's copper mines for the projected life of such mines, based upon financial projections provided by the management of Phelps Dodge. The Mine Life Discounted Cash Flow Analysis assumed real discount rates of 7.0% to 9.0%. Morgan Stanley also estimated a value for Phelps Dodge Industries, by utilizing calculated unlevered free cash flows, and calculated terminal values by assuming a range of multiples from 5.5x to 7.0x of LTM EBITDA. The cash flow streams and terminal values were then discounted to the present using an estimated range of real discount rates of 8.25% to 9.25%. In addition, Morgan Stanley included the estimated value of Phelps Dodge's ownership stake in SPCC, based on the market trading price of SPCC. This analysis resulted in an estimated per share value for the Phelps Dodge common stock ranging from a low of $73.00 to a high of $89.50.

     Pro Forma Analysis of the Merger. Morgan Stanley analyzed the pro forma impact of the merger on Phelps Dodge's EPS and CFPS for each of the fiscal years ending from 2000 to 2003, assuming the closing of the Phelps Dodge/Cyprus Amax merger. The analysis was performed utilizing estimates for Phelps Dodge, Cyprus Amax and Asarco and assumed operational benefits anticipated from the merger, prepared by the management of Phelps Dodge. Based on these forecasts and the achievement of the assumed benefits, although the merger is not expected to be accretive to Phelps Dodge's EPS in 2000, the merger is expected to be accretive to Phelps Dodge's EPS in 2001 and beyond. In addition, the merger is expected to be accretive to Phelps Dodge's CFPS in each of the years examined.

     In connection with the review of the merger by Phelps Dodge's board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of providing its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Morgan Stanley believes that the summary set forth and the analyses described above must be considered as a whole and that selecting portions thereof, without considering all its analyses, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should therefore not be taken to be Morgan Stanley's view of the actual value of Phelps Dodge or Asarco.

     In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions, future market prices for copper and other matters, many of which are beyond the control of Phelps Dodge or Asarco. Any estimates contained in Morgan Stanley's analysis are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as a part of Morgan Stanley's analysis of the fairness from a financial point of view to Phelps Dodge of the consideration to be paid pursuant to the merger agreement and were conducted in connection with the delivery of Morgan Stanley's opinion to Phelps Dodge's board of directors. Morgan Stanley's analyses do not purport to be appraisals or to reflect the prices at which shares of Asarco's or Phelps Dodge's common stock might actually trade. The consideration to be paid pursuant to the merger agreement with Asarco was determined through arm's-length negotiations between Phelps Dodge and Asarco and was approved by Phelps Dodge's board of directors. Morgan Stanley did not recommend any specific consideration to Phelps Dodge or that any specific consideration constituted the only appropriate consideration for the merger.

     In addition, as described above, Morgan Stanley's opinion and presentation to Phelps Dodge's board of directors was one of many factors taken into consideration by the Board in making its determination to approve the merger agreement. Consequently, the Morgan Stanley analyses described above should not be viewed as determinative of the opinion of the Phelps Dodge board of directors or the view of the management of Phelps Dodge with respect to the value of Asarco or of whether the Phelps Dodge board of directors would have been willing to agree to different consideration.

     Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of Morgan Stanley's trading and brokerage activities, Morgan Stanley or its affiliates may at any time to time hold long or short positions, trade or otherwise effect transactions, for its own account or for the account of customers, in the securities or senior loans of Phelps Dodge or Asarco.

     Pursuant to an engagement letter dated August 16, 1999 between Phelps Dodge and Morgan Stanley, Phelps Dodge has agreed to pay to Morgan Stanley a fee of approximately $11,000,000 plus an additional payment of $2,000,000 and to reimburse Morgan Stanley for its expenses incurred in performing its services. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services to Phelps Dodge, and have received fees for its services. Additionally, Morgan Stanley may receive additional fees from Phelps Dodge for providing financing services in connection with this transaction. Furthermore, Phelps Dodge has also agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under federal securities laws, related to or arising out of Morgan Stanley's engagement and any related transactions.

THE PHELPS DODGE/ASARCO MERGER AGREEMENT

     We believe this summary describes the material terms of the Phelps Dodge/Asarco merger agreement. However, we recommend that you read carefully the complete agreement for the precise legal terms of the merger agreement and other information that may be important to you.

  THE OFFER

     Conditions. Our obligation to complete the offer is subject to the following conditions:

     - at least 80% of the outstanding shares of Asarco shall have been tendered and not withdrawn (the "Minimum Condition");

     - the approval by our stockholders of the issuance of our common stock in the offer and the merger;

     - such shares of our common stock shall have been authorized for listing on the NYSE, subject to official notice of issuance;

     - the effectiveness of the registration statement for such common stock;

     - no legal restraint such as an injunction shall be in effect that would prevent consummation of the offer;

     - no change in tax law that would be inconsistent with the merger qualifying as a reorganization under Section 368(a) of the Code;

     - accuracy of representations and warranties of Asarco, unless failure to be accurate would not reasonably be expected to have a material adverse effect on Asarco; and

     - compliance by Asarco in all material respects with material agreements and covenants in the merger agreement.

     We expressly reserve the right to waive any condition (other than the Minimum Condition, the Phelps Dodge Stockholder Approval Condition and the condition relating to the effectiveness of the Registration Statement) or to increase the consideration per share of Asarco common stock payable in our offer, provided however, that no charge may be made which decreases the consideration per share of Asarco common stock payable in our offer or which reduces the maximum number of shares of Asarco common stock to be acquired in our offer.

     Consideration and Election Procedure. The merger agreement provides for the consideration that we will pay in the offer, including the election and proration procedures that will result in an overall average consideration of $14.75 net in cash plus 0.25133120 Phelps Dodge common shares for each outstanding Asarco common share.

     Expiration or Termination of Amended Offer. We have agreed to extend the offer at any time up to March 31, 2000 for one or more periods of not more than 10 business days, if at the expiration date of the Asarco offer, or any extension thereof, any of the conditions to the offer is not satisfied or waived; provided, however, that if all the conditions to the offer are satisfied or waived but the number of Asarco shares tendered is 85% or more, but less than 90%, of the then outstanding number of Asarco shares then we may extend the offer for an aggregate period of not more than three business days beyond the expiration date.

  FORM OF MERGER

     If all the conditions to the merger are satisfied or waived in accordance with the merger agreement, AAV Corporation, a wholly owned subsidiary of Phelps Dodge, will merge with Asarco, with AAV Corporation surviving (the "Surviving Corporation"). As a result of the merger, the identity and separate existence of Asarco shall cease. The merger will become effective when the applicable certificate of merger is filed with the Secretary of State of the State of Delaware and New Jersey. It is currently anticipated that the merger will become effective during the fourth quarter of 1999.

  CONSIDERATION TO BE RECEIVED IN THE MERGER

     At the time the merger becomes effective,

     Conversion of Asarco Common Stock. Subject to no fractional shares being issued, each issued and outstanding share of Asarco common stock (other than shares to be canceled in accordance with the merger agreement) shall be converted into the Asarco Consideration, the Asarco Cash Consideration or a combination thereof, determined pursuant to provisions of the merger agreement (such consideration is referred to herein as the "Merger Consideration"). If there is an excess of cash elections with respect to the offer, each outstanding share of Asarco common stock will be converted in the merger into the right to receive 0.50266 Phelps Dodge common shares (the "Asarco Stock Consideration"). If there is an excess of stock elections with respect to the offer, each outstanding share of Asarco common stock will be converted in the merger into the right to receive $29.50 net in cash, without interest (the "Asarco Cash Consideration"). If there is not an excess of cash or stock elections, each outstanding share of Asarco common stock will be converted in the merger into
(i) an amount of cash equal to the Asarco Merger Cash Amount (as hereinafter defined), without interest, and (ii) a number of shares of Phelps Dodge common stock equal to the Asarco Merger Stock Amount (as hereinafter defined). The Asarco Merger Cash Amount and the Asarco Merger Stock Amount will be determined as follows:

          1. The aggregate amount of Asarco Cash Consideration actually paid in the Offer will be subtracted from the Total Asarco Available Cash (as hereinafter defined) to determine the amount of cash available to be paid in the merger (the "Aggregate Asarco Merger Cash Consideration"). "Total Asarco Available Cash" equals (i) the number of shares of Asarco common stock exchanged in the offer plus the number of shares of Asarco common stock to be converted in the Asarco Merger, multiplied by (ii) $14.75.

          2. The Aggregate Asarco Merger Cash Consideration will be divided by the number of shares of Asarco common stock to be converted in the merger, to determine the amount of cash consideration to be paid in respect of each such share of Asarco common stock in the merger (the "Asarco Merger Cash Amount").

          3. The aggregate number of shares of Phelps Dodge common stock actually issued as Asarco Stock Consideration in the offer will be subtracted from the Total Asarco Available Stock (as hereinafter defined) to determine the number of shares of Phelps Dodge common stock available to be paid in the merger (the "Aggregate Asarco Merger Stock Consideration"). "Total Asarco Available Stock" equals (i) the number of shares of Asarco common stock exchanged in the offer plus the number of shares of Asarco common stock to be converted in the merger, multiplied by (ii) 0.2513.

          4. The Aggregate Asarco Merger Stock Consideration will be divided by the number of shares of Asarco Amax common stock to be converted in the merger, to determine the number of shares of Phelps Dodge common stock to be issued in respect of each such share of Asarco common stock in the merger (the "Asarco Merger Stock Amount").

     As of the effective time of the merger, all such shares of Asarco common stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate or certificates which immediately prior to the effective time represented outstanding shares of Asarco common stock shall cease to have any rights with respect thereto, except the right to receive (x) if the Merger Consideration includes Phelps Dodge common stock, (i) Phelps Dodge certificates, (ii) certain dividends and other distributions in accordance with the merger agreement, and (iii) cash instead of fractional shares of Phelps Dodge common stock in accordance with the merger agreement, without interest, and (y) if the Merger Consideration includes cash, the appropriate cash amounts.

  EXCHANGE AGENT; PROCEDURES FOR EXCHANGE OF CERTIFICATES

     Exchange Agent. At the time the merger becomes effective, Phelps Dodge shall enter into an agreement with a bank or trust company that is reasonably satisfactory to Asarco, with which Phelps Dodge shall deposit cash and certificates representing the number of whole shares of Phelps Dodge common stock issuable pursuant to the merger agreement in exchange for outstanding shares of Asarco common stock. Soon after the completion of the merger, we will send a letter to each person who was a Asarco stockholder at the time the merger became effective. The letter will contain instructions on how to surrender Asarco stock certificates to the exchange agent and receive shares of Phelps Dodge and cash.

     Dividends. Holders of Asarco common stock will not be entitled to receive any dividends or other distributions payable by Phelps Dodge until they exchange their Asarco stock certificates for certificates representing shares of Phelps Dodge common stock. Once they deliver their Asarco stock certificates to the exchange agent, those stockholders will receive, subject to applicable laws, accumulated dividends and distributions, without interest.

     Fractional Shares. No fractional shares of Phelps Dodge common stock will be issued upon the surrender of certificates representing shares of Asarco common stock. No dividend or other distribution of Phelps Dodge will relate to any such fractional shares and no such fractional shares will entitle the owner thereof to any voting or other rights of a stockholder of Phelps Dodge.

     Holders of Asarco common stock otherwise entitled to fractional shares of Phelps Dodge common stock will receive a cash payment instead of such fractional shares. Following the effective time, the exchange agent will determine the excess of the number of whole shares of Phelps Dodge common stock delivered to the exchange agent by Phelps Dodge for distribution to Asarco stockholders over the aggregate number of whole shares of Phelps Dodge common stock to be distributed to Asarco stockholders. The exchange agent will then, on behalf of the former stockholders of Asarco, sell the excess shares at then prevailing prices on the New York Stock Exchange, all in the manner provided in the merger agreement.

     As soon as practicable after the determination of the amount of cash to be paid to holders of Asarco common stock with respect to any fractional share interests, the exchange agent will make available such amounts to such holders of Asarco stock subject to and in accordance with the terms of the merger agreement.

  SURVIVING CORPORATION FOLLOWING THE MERGER

     Name of Surviving Corporation. The name of the Surviving Corporation from and after the effective time of the merger (the "effective time") shall be "ASARCO Incorporated" until changed or amended in accordance with applicable Law.

     Charter Documents. At the effective time, the certificate of incorporation and the bylaws of AAV Corporation, as in effect immediately prior to the effective time, shall be the certificate of incorporation and bylaws, respectively, of the Surviving Corporation.

     Directors and Officers. The directors of AAV Corporation at the effective time shall be the directors of the Surviving Corporation until their respective successors are duly elected and qualified, as the case may be. The officers of AAV Corporation at the effective time shall be the officers of the Surviving Corporation until their respective successors are duly appointed.

  REPRESENTATIONS AND WARRANTIES IN THE MERGER AGREEMENT

     In the merger agreement both parties make representations and warranties to each other about their companies with respect to, among other things:

     - their organization, existence, good standing, corporate power, subsidiaries and similar corporate matters;

     - their capitalization;

     - their authorization, execution, delivery and performance and the enforceability of the merger agreement and related matters;

     - the recommendation by their boards of directors to their shareholders of the merger agreement and the transactions contemplated thereby;

     - the absence of conflicts, defaults or violations under their certificates of incorporation and bylaws, certain other agreements and laws as a result of the contemplated transactions, and related matters;

     - filings with the SEC and the accuracy and completeness of the information contained in such filings;

     - environmental matters;

     - employee benefit matters;

     - this prospectus, the Phelps Dodge proxy statement, the registration statement and other SEC filings and the accuracy of the information contained therein;

     - the inapplicability of the Asarco shareholder rights plan to the offer and the merger;

     - tax matters;

     - the receipt of fairness opinions from our financial advisors;

     - required stockholder approvals with respect to the contemplated transactions;

     - the absence of certain material changes in our businesses since December 31, 1998;

     - the absence of undisclosed material liabilities;

     - labor relations; and

     - no prior activities conducted by AAV Corporation.

     All representations and warranties of Phelps Dodge and Asarco expire at the time the merger becomes effective.

  COVENANTS IN THE MERGER AGREEMENT

     The merger agreement provides that, until the merger has been completed, neither of us will take certain actions without the consent of the other party or as otherwise permitted by the merger agreement. More specifically, we have agreed to the following with respect to ourselves and, where applicable, our subsidiaries, except as otherwise permitted by the merger agreement:

     - Conduct of Operations. We will conduct our business operations according to their ordinary and usual course of business in substantially the same manner as conducted prior to the merger agreement.

     - Preserve Organizations. We will use our reasonable best efforts to preserve intact our business organizations and goodwill, keep available the services of our current officers and other key employees, and preserve our business relationships.

     - Parties to Confer. We will confer with each other and report on material operational matters and the general status of ongoing operations.

     - Notice of Certain Events. We will notify each other of certain changes or events which would have a material adverse effect on Phelps Dodge or Asarco, as the case may be.

     - Dividends and Reclassifications. We will not declare or pay any dividends on or make any distribution with respect to our outstanding shares of stock other than regular quarterly dividends on, in the case of Phelps Dodge, its common stock, and, in the case of Asarco, its common stock and preferred stock, and we will not split, combine or reclassify any shares of our capital stock.

     - Amendments to Plans. We will not enter into or amend our employee benefit plans or employment agreements, except in the ordinary course of business consistent with past practice, as otherwise provided in the merger agreement or as required by law.

     - Business Combinations; Assets. We will not enter into any business combinations, acquisitions or dispositions of material amounts of assets or securities, or release any material contract rights, in each case not in the ordinary course of business.

     - Governing Documents. We will not propose or adopt any amendments to our corporate charters or by-laws.

     - Issuance of Capital Stock. We will not issue or authorize the issuance of any shares of our capital stock of any class, except that each of us is permitted to issue shares of our common stock upon the exercise of stock options or other rights outstanding on the date of the merger agreement and in accordance with the terms of such options or other rights in effect on the date of the merger agreement.

     - Repurchase of Stock. We will not purchase or redeem any shares of our stock or any rights, warrants or options to acquire any such shares, except in the ordinary course of business in connection with employee incentive and benefit plans or arrangements in existence on the date of the merger agreement.

     - Indebtedness. We will not incur, assume or prepay any indebtedness or other material liabilities, other than indebtedness with a wholly owned subsidiary or between wholly owned subsidiaries.

     - Properties and Assets. We will not sell, lease, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of our properties or assets (including securitizations), other than in the ordinary course of business consistent with past practice.

     - Tax Treatment. We will not take any actions that would reasonably be expected to cause the merger not to constitute transactions described in
       Section 368(a) of the Internal Revenue Code.

     - Tax Election. We will not make any material tax election or settle or compromise any material tax liability, other than in the ordinary course of business consistent with past practice.

     - Agree to Take Actions. We agree not to take any of the foregoing actions or take any action which would:

      - make any of our representations or warranties contained in the merger agreement untrue or incorrect, or

      - result in any of the conditions to the merger set forth in the merger agreement not being satisfied.

     - Investigation. We have agreed that, subject to applicable laws or regulations, prior to the time the merger becomes effective we will afford one another's authorized representatives full and complete access to our properties, books, contracts, commitments and records and any document filed or received by us pursuant to applicable securities laws. Also, we will each use our reasonable best efforts to cause our representatives to furnish promptly to one another any additional information about our respective businesses and properties as the other or its duly authorized representatives may reasonably request. However, neither of us will be required to disclose information to the other that would cause significant competitive harm to the disclosing party or its affiliates if the merger is not completed. All confidential information obtained by Phelps Dodge or Asarco will be kept confidential. Confidential information will be used only in connection with consummating the transactions contemplated by the merger agreement.

  STOCKHOLDER APPROVALS AND OTHER COOPERATION

     We have agreed that we will together:

     - prepare and file with the SEC, as soon as is reasonably practicable, an information statement to be sent to Asarco after the offer;

     - use our reasonable best efforts to have the information statement cleared by the SEC;

     - amend as necessary the registration statement of which this prospectus is a part;

     - as soon as is reasonably practicable, take all actions required under state blue sky or securities laws in connection with the issuance of shares of Phelps Dodge common stock in the merger;

     - promptly prepare and file stock exchange listing applications covering the shares of Phelps Dodge common stock issuable under the merger agreement and use our reasonable best efforts to obtain, prior to the time the merger becomes effective, approval for the listing of Phelps Dodge common stock, subject only to official notice of issuance;

     - cooperate with one another in order to lift any injunctions or remove any other impediment to the consummation of the contemplated transactions; and

     - cooperate with one another in obtaining opinions of Shearman & Sterling, special counsel to Phelps Dodge, and Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to Asarco, concerning certain tax matters.

     Each of us has also agreed:

     - that Phelps Dodge will cause an appropriate supplement to the Phelps Dodge proxy statement to be mailed to its stockholders as promptly as practicable after it is cleared by the SEC.

     - that Asarco will cause the information statement to be mailed to its stockholders as promptly as practicable after it is cleared by the SEC;

     - as soon as practicable following the date of the merger agreement, to duly call and hold a meeting of our respective stockholders to obtain approval of the merger and the other contemplated transactions;

     - subject to our ability to change our recommendation as described under "--No Solicitation of Alternative Takeover Proposals" below, through our boards of directors, to recommend to our respective stockholders that they approve the merger and the other contemplated transactions;

     - to use our best efforts to hold our stockholders meetings as soon as practicable after the date of the merger agreement;

     - that Phelps Dodge shall vote, or cause to be voted, all of the Asarco common stock then owned by it or any of its subsidiaries, or over which it has direct or indirect voting authority, in favor of the approval and adoption of the merger agreement; and

     - that after AAV Corporation has purchased shares of Asarco common stock through the offer, Phelps Dodge will be entitled to designate a number of directors on the Asarco Board that will give Phelps Dodge a percentage of representation on the Asarco Board equal to the percentage of shares of Asarco common stock that it then owns.

     - that the obligation of Phelps Dodge to obtain approvals under antitrust laws is unconditional and not qualified by best efforts.

     In addition, the merger agreement contains general covenants requiring each of us to take any further action necessary or desirable to carry out the purposes of the merger agreement and to use reasonable efforts to take all actions necessary, proper or advisable to consummate the contemplated transactions. These general requirements are limited so that neither of us will be required to undertake divestitures which would have material adverse effects on our companies.

  NO SOLICITATION OF ALTERNATIVE TAKEOVER PROPOSALS

     Asarco agreed that it will not, nor will it permit any of its subsidiaries to, authorize or permit any of their respective directors, officers, employees or any representative retained by Asarco or any of its subsidiaries to, directly or indirectly through another person:

     - solicit, initiate or encourage (whether by furnishing information or otherwise), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes or reasonably could be expected to lead to any Takeover Proposal (as defined below), or

     - participate in any discussions or negotiations regarding any Takeover Proposal.

     A "Takeover Proposal" means, other than the transactions contemplated by the merger agreement,

     - any inquiry, proposal or offer, or any improvement, restatement, amendment, renewal or reiteration of any such inquiry, proposal or offer, from any person relating to any direct or indirect acquisition of a business or equity securities of a Asarco or any of its subsidiaries,

     - any tender offer or exchange offer that if consummated would result in any person beneficially owning any class of equity securities of Asarco or any of its subsidiaries, or

     - any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Asarco or any of its subsidiaries.

     Except as provided in the next two paragraphs, neither the board of directors of Asarco nor any committee of such board will do any of the following:

     - withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse Phelps Dodge, the recommendation by the board of directors or any committee of the merger or the merger agreement,

     - approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal, or

     - cause Asarco to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Takeover Proposal.

     However, if the board of directors of Asarco receives a Takeover Proposal and the board of directors of Asarco determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to Asarco shareholders under applicable law, the board of directors of Asarco may (x) take any of the actions described above or (y) terminate the merger agreement (and concurrently with or after such termination, if it so chooses, cause Asarco to enter into any acquisition agreement with respect to any Takeover Proposal) but only after the fifth business day following Phelps Dodge's receipt of written notice advising Phelps Dodge that the board of directors of Asarco is prepared to accept a Takeover Proposal, specifying the material terms and conditions of such Takeover Proposal and identifying the person making such Takeover Proposal.

     Notwithstanding any subsequent determination by the board of directors of Asarco to change such recommendation, the merger agreement shall be submitted to the stockholders of Asarco at the Asarco stockholder meeting for the purpose of obtaining the Asarco stockholder approval and nothing contained in the merger agreement shall be deemed to relieve Asarco of such obligation.

     The merger agreement does not prohibit us

     - from taking and disclosing to our respective shareholders a position with respect to a tender offer required by law, or

     - from making any disclosure to our respective shareholders if, in the good faith judgment of the board of directors, after consultation with outside counsel, failure to disclose would be inconsistent with its obligations under applicable law.

     Asarco agreed to immediately notify us orally and in writing of any request for information or of any Takeover Proposal, the material terms and conditions of such request or proposal and the identity of the person making such request or proposal, and will keep us reasonably informed of the status and details of any such request or proposal.

  STOCK OPTIONS AND OTHER STOCK-BASED AWARDS

     Simultaneously with the merger, each outstanding option to purchase Asarco common stock and related stock appreciation right (SAR), if any, will be converted into an option (together with an SAR, if applicable) to acquire the number of shares of Phelps Dodge common stock equal to the number of shares of Asarco common stock which could have been obtained upon the exercise of the option immediately prior to the time the merger becomes effective multiplied by the Asarco Stock Consideration.

     In the case of an option to purchase Asarco common stock, the exercise price per share of Phelps Dodge common stock will be adjusted to equal the exercise price for such option as in effect immediately prior to the time the merger becomes effective divided by the Asarco Stock Consideration. Phelps Dodge will assume the obligations of Asarco with respect to such options. Phelps Dodge will assume the obligations of Asarco under their respective option plans and, except as described above, the terms of such options (and SARs) shall continue to apply in accordance with the terms of the plans and agreements under which they were issued, including any provisions for acceleration.

     Simultaneously with the merger, each outstanding award (including restricted stock, performance units, shares units and performance shares) under any employee incentive or benefit plan or arrangement and non-employee director plan presently maintained by Asarco will be converted into a similar instrument of Phelps Dodge, with appropriate adjustments to preserve the inherent value of the awards with no detrimental effects on the holders. The other terms of each award will continue to apply, including any provisions which the restrictions will have lapsed on or prior to the time the merger becomes effective, shares of such previously restricted stock will be converted in accordance with the conversion provisions applicable to other shares of common stock.

     Following the completion of the business combination, Phelps Dodge will reserve for issuance and delivery a sufficient number of shares of Phelps Dodge common stock upon the exercise of any Asarco stock options.

  BENEFITS MATTERS

     It is the intention of the parties that for a period of one year following the completion of the business combination, Phelps Dodge will maintain the employee benefit plans of Asarco generally in accordance with its terms in effect at the completion of the business combination, with only amendments that are required by applicable law or permitted by the terms of that agreement, and which do not adversely affect the rights of participants under such agreement. In addition, following the completion of the business combination, Phelps Dodge will guarantee the performance of certain existing employment agreements and benefit plans of Asarco.

     Phelps Dodge has also agreed that it will

     - waive any limitations regarding pre-existing conditions and eligibility waiting periods under any welfare or employee benefit plan maintained by Asarco following the completion of the business combination;

     - provide employees of Asarco with credit for any co-payments and deductibles paid in the calendar year prior to the completion of the business combination; and

     - generally, treat all service by employees of Asarco prior to the completion of the business combination as service with Phelps Dodge under all compensation and benefit plans and policies of Asarco.

  INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE

     Phelps Dodge has agreed that all exculpation and indemnification provisions now existing in favor of the current or former directors or officers of Asarco as provided in its charter or bylaws or in any agreement will survive the business combination. Phelps Dodge has agreed that, for six years from the time the business combination becomes effective, it will indemnify such indemnified parties to the same extent as they were entitled while working on behalf of Asarco.

     Phelps Dodge has also agreed that, for three years from the time the business combination becomes effective, it will maintain in effect Asarco's current directors' and officers' liability insurance policies for those persons who are currently covered by the policies. However, Phelps Dodge will not be required to expend in any one year more than 150% of the annual premiums currently paid by Asarco. If the annual premiums of such insurance coverage exceed the 150% limit, Phelps Dodge only will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the limit. Phelps Dodge is entitled to meet its obligations under this paragraph by covering the relevant persons under its own insurance policies.

  LITIGATION

     Prior to the effective time of the merger, each of the parties will terminate all litigation commenced against the other in connection with the business combination and the Phelps Dodge exchange offer for Asarco shares. Each party will also use its reasonable best efforts to have lawsuits commenced by third parties in connection with those transactions to be dismissed with prejudice.

  CONDITIONS PRECEDENT TO THE MERGER

     The merger agreement contains certain conditions to both parties, obligations to complete the merger. Neither party will be obligated to complete the business combination unless at or prior to the time the business combination becomes effective:

     - Stockholder Approval. The approval of the stockholders of Phelps Dodge and Asarco have been obtained in accordance with applicable law.

     - Legality. No statute, rule, regulation, executive order, decree, ruling or injunction by any tribunal or governmental authority prohibits or makes illegal the consummation of the merger substantially on the terms contemplated by the merger agreement.

     - AAV Corporation shall have accepted for exchange all shares of Asarco common stock validly tendered and not withdrawn pursuant to the offer; provided, however, that this condition shall not be applicable to the obligations of AAV Corporation if, in breach of the merger agreement, AAV Corporation fails to accept for exchange and exchange any such shares validly tendered and not withdrawn pursuant to such offer.

  TERMINATION

     The merger agreement may be terminated at any time prior to the time the merger becomes effective, in any of the following circumstances:

     - by our mutual written consent;

     - by either of us if, without fault of either terminating party, the purchase of Asarco common stock pursuant to the offer has not occurred on or before March 31, 2000, which date can be extended by mutual written consent;

     - by either of us if the offer expires or is terminated or withdrawn without any Asarco common stock being purchased; or

     - by either of us if a court or governmental body has issued an order (other than a temporary restraining order) enjoining or prohibiting the purchase of Asarco common stock pursuant to the offer or the merger, if such order has become final and nonappealable, so long as the party seeking to terminate has used its reasonable best efforts to remove or lift such order; or any statute, rule, regulation, order, injunction or decree has been enacted, entered or promulgated which prohibits or makes illegal the consummation of the merger substantially on the terms contemplated by the merger agreement, and which order, injunction, or decree has become final and nonappealable; or there shall have been a failure to obtain any required consent or approval under foreign laws or regulations which would prohibit or make illegal the consummation of the offer or the merger or would have a material adverse effect on Phelps Dodge or Asarco;

     - by the Phelps Dodge board of directors, at any time prior to the purchase of any shares of Asarco common stock pursuant to the offer, if (i) the board of directors of Asarco shall have withdrawn or modified in a manner which is adverse to Phelps Dodge its approval or recommendation of the offer or the merger agreement, (ii) the Asarco board of directors shall have recommended another Takeover Proposal, (iii) there is a public disclosure of another Takeover Proposal and the Minimum Tender Condition is not satisfied but all other conditions to the offer are satisfied, or
       (iv) the representations and warranties of Asarco are not correct as of the date of the merger agreement and as of the expiration date of the offer as though made on and as of the date of the merger agreement and the expiration date of the offer, except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Asarco; and Asarco shall have performed or complied in all material respects with all the material agreements and covenants required by the merger agreement, and such condition is not satisfied within 30 days of notice;

     - by Asarco, at any time prior to the acceptance for payment shares of Asarco common stock under the offer, if there is a material breach of any of Phelps Dodge's representations, warranties or covenants contained in the agreement which is not cured within 10 days of notice; and

     - by Asarco in accordance with the provisions described under the caption "-- No Solicitation of Alternative Takeover Proposals"; provided that Asarco shall have complied with all provisions of such section and shall have paid the termination fee described below to Phelps Dodge.

  CLOSING

     The closing of the Merger will take place within two business days after the later of the Phelps Dodge shareholder meeting and the Asarco shareholder meeting.

  TERMINATION FEES

     Asarco is liable to Phelps Dodge for a termination fee of $30 million if the merger agreement is terminated under certain circumstances.

     In general, the termination fee is payable by Asarco if:

     - prior to the date of the Asarco stockholder meeting a Takeover Proposal is made known to Asarco or is made directly to its stockholders generally or any person has publicly announced an intention (whether or not conditional) to make a Takeover Proposal and thereafter the merger agreement is terminated by either party pursuant to certain specified provisions of the merger agreement.

     However, no termination fee is payable unless within eighteen months of the termination, Asarco or any of its subsidiaries enters into an agreement for or consummates a transaction whereby a third party acquires twenty percent of any class of stock of Asarco and its subsidiaries, or a business that constitutes twenty percent or more of the revenues, net income or assets of the Asarco, or otherwise consummates a Takeover Proposal.

     The merger agreement also provides that if Asarco fails to pay any termination fee which is judged to be due, Asarco must pay the costs and expenses of any action taken to collect payment, together with interest on the termination fee.

  COSTS AND EXPENSES

     Each of us will pay our own costs and expenses in connection with the merger agreement and the contemplated transactions whether or not the merger is completed, except that we will equally share

     - the filing fee in connection with any HSR Act filing or any other required statutory approval;

     - the commissions and other out-of-pocket transaction costs, including the expenses and compensation of the exchange agent, incurred in connection with the sale of shares of Phelps Dodge common stock to generate cash to pay in lieu of fractional shares;

     - the expenses incurred in connection with the printing and mailing of a joint proxy statement (including SEC filing fees); and

     - all transfer taxes.

  WAIVER

     At any time prior to the effective time, the merger agreement permits either of us in writing to:

     - extend the time for the performance of any of the obligations or other acts of the other party;

     - waive any inaccuracies in the representations and warranties of the other party; and

     - waive compliance with any of the agreements or conditions of the other party contained in the merger agreement.

  AMENDMENT

     At any time before or after approval of the matters presented in connection with the combination by our respective shareholders, the merger agreement may be amended or supplemented in writing by Phelps Dodge and Asarco with respect to any terms; provided, however, that following approval by Asarco stockholders there shall be no amendment or change to the provisions relating to the Merger Consideration or make any other change not permitted under applicable law without further approval by the Asarco stockholders.

  APPRAISAL RIGHTS

     Asarco shareholders will not have appraisal rights in connection with the combination.

LITIGATION

     On October 4, 1999, Asarco filed an amended complaint in its suit against Phelps Dodge in the U.S. District Court for the Southern District of New York. Among other things, the amended complaint dropped the tortious interference and unfair competition claims.

FINANCING MATTERS

     Phelps Dodge estimates that the total amount of funds required pursuant to the Asarco offer to pay the cash consideration in connection with the exchange of all Asarco shares outstanding will be approximately $589 million. Phelps Dodge expects to obtain these funds from cash on hand, from its existing revolving credit facility, and from the additional credit facility described below.

     Citibank, N.A. has entered into a commitment letter with Phelps Dodge dated October 5, 1999. Under that letter, Citibank has committed to provide Phelps Dodge with a $1 billion revolving credit facility that Phelps Dodge may use to pay cash consideration in connection with the Asarco offer. Phelps Dodge expects that Salomon Smith Barney Inc. ("Salomon Smith Barney"), an affiliate of Citibank, will syndicate this credit facility to a group of banks.

     Citibank's commitment is subject to customary conditions, including (i) preparation, execution and delivery of mutually acceptable loan documentation;
(ii) absence of any material adverse change to Phelps Dodge since December 31, 1998; (iii) absence of any material disruption or material adverse change in financial, banking or capital markets conditions generally since October 5, 1999 that would, in the reasonable judgment of Salomon Smith Barney, materially impair syndication of the credit facility; and (iv) accuracy and completeness of representations and warranties made by Phelps Dodge and information furnished by Phelps Dodge, and Phelps Dodge's compliance with the terms of the commitment letter.

     Loans under the Citibank credit facility will be unsecured, and will bear interest, at Phelps Dodge's option, at either (a) Citibank's base rate, or (b) LIBOR plus a variable margin of between 0.40% and 2.00%, depending on Phelps Dodge's credit rating and the amount Phelps Dodge has outstanding under the facility. The facility is scheduled to terminate 364 days after it is established.

PRO FORMA FINANCIAL INFORMATION

     The following comparative per share data and unaudited pro forma combined financial information restate the comparative per share data and unaudited pro forma financial information contained in the September 13, 1999 Proxy Statement, the September 22, 1999 Proxy Statement Supplement and the October 1, 1999 Second Proxy Statement Supplement of Phelps Dodge Corporation for the Special Meeting of shareholders to be held on October 13, 1999, to give effect to the terms of the merger agreement with Asarco and the amended exchange offer for Asarco common shares.

                           COMPARATIVE PER SHARE DATA

     The following table presents historical per common share information for Phelps Dodge, Asarco and Cyprus Amax, and the pro forma and equivalent pro forma per common share data giving effect to the combination of Phelps Dodge and Asarco, Phelps Dodge and Cyprus Amax and Phelps Dodge, Asarco and Cyprus Amax, for the six months ended June 30, 1999 and the year ended December 31, 1998. The pro forma combined per share information does not purport to represent what the combined financial position or results of operations would actually have been if the combinations had occurred at January 1, 1998, nor are they necessarily indicative of Phelps Dodge's future consolidated results of operations or financial position. The information tabled below should be read in conjunction with the historical financial statements of the combining corporations incorporated by reference in the September 13, 1999 Proxy Statement, the "Selected Historical Financial Data" of Phelps Dodge, Asarco and Cyprus Amax on pages 41 through 46 of the September 13, 1999 Proxy Statement, and the "Unaudited Pro Forma Combined Financial Information" on page 25 of this Third Proxy Statement Supplement.

                                                            SIX MONTHS
                                                               ENDED           YEAR ENDED
                                                           JUNE 30, 1999    DECEMBER 31, 1998
                                                           -------------    -----------------
Per common share
  Historical:
     Phelps Dodge
       Book value(1).....................................     $40.91             $44.68
       Net income(loss)
          Basic..........................................      (0.98)              3.28
          Diluted........................................      (0.98)              3.26
       Cash dividends....................................       1.00               2.00
     Asarco
       Book value(1).....................................      36.68              38.45
       Net income(loss)
          Basic..........................................      (1.42)             (3.29)
          Diluted........................................      (1.42)             (3.29)
       Cash dividends....................................       0.10               0.70
     Cyprus Amax
       Book value(1).....................................      20.17              21.32
       Net income(loss)
          Basic..........................................      (0.95)             (1.65)
          Diluted........................................      (0.95)             (1.65)
       Cash dividends....................................       0.25               0.80
  Pro forma:
     Combined Phelps Dodge and Asarco
       Book value(1).....................................      44.97              49.07
       Income(loss) from continuing operations
          Basic..........................................      (1.70)              0.86
          Diluted........................................      (1.70)              0.86
       Cash dividends(2).................................       1.00               2.00

                                                            SIX MONTHS
                                                               ENDED           YEAR ENDED
                                                           JUNE 30, 1999    DECEMBER 31, 1998
                                                           -------------    -----------------
     Asarco Equivalent(3)
       Book value(1).....................................      22.60              24.67
       Income(loss) from continuing operations--Basic and
          Diluted........................................      (0.85)              0.43
       Cash dividends....................................       0.50               1.01
     Combined Phelps Dodge and Cyprus Amax
       Book value(1).....................................      44.56              48.24
       Income(loss) from continuing operations--Basic and
          Diluted........................................      (1.85)              0.13
       Cash dividends(2).................................       1.00               2.00
     Cyprus Amax Equivalent(3)
       Book value(1).....................................      15.60              16.88
       Income(loss) from continuing operations--Basic and
          Diluted........................................      (0.65)              0.05
       Cash dividends....................................       0.35               0.70
     Combined Phelps Dodge, Asarco and Cyprus Amax
       Book value(1).....................................      47.28              51.63
       Income(loss) from continuing operations--Basic and
          Diluted........................................      (2.15)             (1.08)
       Cash dividends(2).................................       1.00               2.00
     Asarco Equivalent(3)
       Book value(1).....................................      23.77              25.95
       Income(loss) from continuing operations--Basic and
          Diluted........................................      (1.08)             (0.54)
       Cash dividends....................................       0.50               1.01
     Cyprus Amax Equivalent(3)
       Book value(1).....................................      16.55              18.07
       Income(loss) from continuing operations--Basic and
          Diluted........................................      (0.75)             (0.38)
       Cash dividends....................................       0.35               0.70

-------------------------
(1) Book value per share is determined as at June 30, 1999 and December 31, 1998.

(2) Pro forma combined cash dividends per share of Phelps Dodge common stock reflect Phelps Dodge's historical dividend rate per share declared in the periods presented.

(3) Pro forma combined equivalent per share of Asarco and Cyprus Amax common stocks reflects the pro forma combined per share of Phelps Dodge's common stock amount multiplied by the exchange ratio of 0.50266 and 0.3500 shares of Phelps Dodge stock for each share of Asarco and Cyprus Amax, respectively.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     The Unaudited Pro Forma Combined Financial Information of Phelps Dodge presented following is derived from the historical consolidated financial statements of Phelps Dodge, Asarco and Cyprus Amax. The Unaudited Pro Forma Combined Financial Information is presented under three separate scenarios (collectively the "Transactions"): (i) the acquisition by Phelps Dodge of Asarco and Cyprus Amax; (ii) the acquisition by Phelps Dodge of Asarco; and (iii) acquisition by Phelps Dodge of Cyprus Amax. The acquisitions of Asarco and Cyprus Amax are not dependent upon each other. Under each of the scenarios, the Unaudited Pro Forma Combined Financial Information is prepared using the purchase method of accounting, with Phelps Dodge treated as the acquirer and as if the transactions had been completed as of January 1, 1998, for statement of operations purposes and on June 30, 1999, for balance sheet purposes.

     The Unaudited Pro Forma Combined Financial Information is based upon the historical financial statements of Phelps Dodge, Asarco and Cyprus Amax adjusted to give effect to the proposed business combinations. The pro forma assumptions and adjustments for each transaction scenario are described in the accompanying notes presented on the following pages. The assumptions and related pro forma adjustments have been developed from information available to Phelps Dodge from the December 31, 1998, Form 10-K filings and June 30, 1999, Form 10-Q filings of Asarco and Cyprus Amax, the Form 8-K filing dated June 30, 1999, of Cyprus Amax, the merger agreement with Cyprus Amax dated September 30, 1999 (the "Cyprus Merger Agreement"), and the Asarco merger agreement dated October 5, 1999 (the "Asarco Merger Agreement"). Such pro forma adjustments have been included only to the extent known and reasonably available to Phelps Dodge.

     Phelps Dodge also has reviewed the Form S-4 Registration Statement of Asarco Cyprus Incorporated filed on August 20, 1999, in connection with the proposed merger of Asarco and Cyprus Amax. Their filing included unaudited pro forma combined financial information for Asarco and Cyprus Amax as if the merger had occurred at specific assumed dates. Certain pro forma adjustments that Phelps Dodge noted in reviewing this unaudited pro forma combined financial information have not been incorporated in the accompanying Unaudited Pro Forma Combined Financial Information because information necessary to make or assess such adjustments is not available to Phelps Dodge.

     Phelps Dodge has agreed to combine its business with Cyprus Amax pursuant to the Cyprus Merger Agreement. Phelps Dodge has agreed to combine its business with Asarco pursuant to the Asarco Merger Agreement. Phelps Dodge has not had access to additional proprietary and confidential corporate financial and other information of Asarco and Cyprus Amax and has not had an opportunity to undertake any due diligence procedures. Such information and procedures may provide Phelps Dodge with additional information that could materially affect the purchase price paid for the acquisition of Asarco and, or Cyprus Amax, the purchase price allocation and, accordingly, the assumptions and pro forma adjustments. Identified factors which may have a significant impact on the basis and results of the combinations are described in Note 2 of the accompanying notes to the Unaudited Pro Forma Combined Balance Sheet and Combined Statements of Operations for each scenario.

     Furthermore, the ultimate determination of the purchase price paid for the acquisition of Cyprus Amax and Asarco may change significantly from the current estimate. For the purpose of this Unaudited Pro Forma Combined Financial Information, the purchase price has been estimated based upon the market price of $53.5625 for each Phelps Dodge common share, that being the closing market price at October 5, 1999. The final purchase price will be based largely upon the average market price of Phelps Dodge common stock at the earlier of the dates the combinations are announced or consummated between Phelps Dodge, Asarco and Cyprus Amax. As a result of these uncertainties, the final determination and allocation of purchase price may differ from the amounts assumed in this Unaudited Pro Forma Combined Financial Information and those differences may be material.

     The Unaudited Pro Forma Combined Financial Information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of Phelps Dodge would have been had the acquisitions of Asarco and/or Cyprus Amax occurred on the respective dates assumed, nor is it necessarily indicative of future consolidated operating results or financial position.

     The Unaudited Pro Forma Combined Financial Information does not include the realization of cost savings from operating efficiencies, synergies or other restructurings resulting from the Transactions and does not contemplate the liabilities that may be incurred in any related restructurings. Phelps Dodge estimated consolidated annual cash cost savings of at least $200 million as a result of synergies, reduced overhead costs and other actions resulting from the combination of all three companies. Phelps Dodge believes that the Transactions and the resulting activities would yield substantial cash cost savings of at least $75 million beyond those that can be realized by Asarco Cyprus Incorporated which were estimated to be $125 million in the Form S-4 Registration Statement of Asarco Cyprus Incorporated filed on August 20, 1999. There is no assurance that these cost savings can or will be realized. Also, the Unaudited Pro Forma Combined Financial Information does not reflect the impact of any potential sale of acquired assets.

     This Unaudited Pro Forma Combined Financial Information should be read in conjunction with the separate historical consolidated financial statements and accompanying notes of Phelps Dodge, Asarco and Cyprus Amax that are incorporated by reference in the September 13, 1999 Proxy Statement. You should not rely on the Unaudited Pro Forma Combined Financial Information as an indication of the consolidated results of operations or financial position that would have been achieved if the business combinations had taken place earlier or of the consolidated results of operations or financial position of Phelps Dodge after the completion of such transactions.

                            PHELPS DODGE CORPORATION

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                 PHELPS DODGE, ASARCO AND CYPRUS AMAX COMBINED
                     FOR THE SIX MONTHS ENDED JUNE 30, 1999
                                  (UNAUDITED)
              (AMOUNTS IN MILLIONS, EXCEPT PER SHARE INFORMATION)

                                               HISTORICAL
                                   -----------------------------------    PRO FORMA      PRO FORMA
                                   PHELPS DODGE   ASARCO   CYPRUS AMAX   ADJUSTMENTS     COMBINED
                                   ------------   ------   -----------   -----------     ---------
Sales and other operating
  revenues.......................     $1,354        966        561             --          2,881
                                      ------      -----        ---         ------          -----
Operating costs and expenses
  Cost of products sold..........      1,073        855        428             --          2,356
  Depreciation, depletion and
     amortization................        144         73        104            (21)(I)        300
  Selling and general
     administrative expense......         60         72         34             --            166
  Exploration and research
     expense.....................         21         11          8             --             40
  Non-recurring charges and
     provision for asset
     dispositions*...............         83          4         --             --             87
                                      ------      -----        ---         ------          -----
                                       1,381      1,015        574            (21)         2,949
                                      ------      -----        ---         ------          -----
Operating income (loss)..........        (27)       (49)       (13)            21            (68)
  Interest expense...............        (48)       (38)       (69)           (13)(E)
                                                                               (4)(A)
                                                                               (3)(K)       (175)
  Capitalized interest...........         --         --          2              4(A)           6
  Miscellaneous income and
     expense, net................         (7)        10        (11)            (1)(J)
                                                                                6(A)          (3)
                                      ------      -----        ---         ------          -----
Income (loss) before taxes,
  minority interests and equity
  in net earnings of affiliated
  companies......................        (82)       (77)       (91)            10           (240)
  Provision for taxes on
     income......................         19         25         14             (1)(A)
                                                                               (4)(F)         53
  Minority interests in
     consolidated subsidiaries...          1         (4)        --              1(J)          (2)
  Equity in net earnings (losses)
     of affiliated companies.....          5         --         --             (5)(A)         --
                                      ------      -----        ---         ------          -----
Income (loss) from continuing
  operations.....................        (57)       (56)       (77)             1           (189)
  Preferred stock dividends......         --         --         (9)             9(E)          --
                                      ------      -----        ---         ------          -----
Income (loss) from continuing
  operations applicable to common
  shares.........................     $  (57)       (56)       (86)            10           (189)
                                      ======      =====        ===         ======          =====
Net earnings (loss) per share
  Basic..........................     $(0.98)                                              (2.15)
  Diluted........................     $(0.98)                                              (2.15)
Weighted average shares
  outstanding
  Basic..........................       57.8                                                87.8
  Diluted........................       57.8                                                87.8

------------
* See historical financial statements incorporated by reference in the September 13, 1999 proxy statement for a description of non-recurring charges and provision for asset dispositions.

                            PHELPS DODGE CORPORATION

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                 PHELPS DODGE, ASARCO AND CYPRUS AMAX COMBINED
                          YEAR ENDED DECEMBER 31, 1998
                                  (UNAUDITED)
              (AMOUNTS IN MILLIONS, EXCEPT PER SHARE INFORMATION)

                                                 HISTORICAL
                                     -----------------------------------    PRO FORMA     PRO FORMA
                                     PHELPS DODGE   ASARCO   CYPRUS AMAX   ADJUSTMENTS    COMBINED
                                     ------------   ------   -----------   -----------    ---------
Sales and other operating
  revenues.........................     $3,064      2,233       1,660           (218)(A)    6,739
                                        ------      -----       -----        -------       ------
Operating costs and expenses
  Cost of products sold............      2,361      1,963       1,087           (200)(A)    5,211
  Depreciation, depletion and
    amortization...................        293        145         254             (7)(A)
                                                                                 (43)(I)      642
  Selling and general
    administrative expense.........        123        144         105             --          372
  Exploration and research
    expense........................         55         27          45             --          127
  Non-recurring charges and
    provision for asset
    dispositions*..................       (191)        72         118             --           (1)
                                        ------      -----       -----        -------       ------
                                         2,641      2,351       1,609           (250)       6,351
                                        ------      -----       -----        -------       ------
Operating income (loss)............        423       (118)         51             32          388
  Interest expense.................        (97)       (68)       (157)           (28)(E)
                                                                                 (13)(A)
                                                                                  (5)(K)     (368)
  Capitalized interest.............          2         --           2             13(A)        17
  Miscellaneous income and expense,
    net............................          9         29          17             (6)(J)
                                                                                  (4)(A)       45
                                        ------      -----       -----        -------       ------
Income (loss) before taxes,
  minority interests and equity in
  net earnings of affiliated
  companies........................        337       (157)        (87)           (11)          82
  Provision for taxes on income....       (134)        53         (11)            (6)(F)      (98)
  Minority interests in
    consolidated subsidiaries......         (8)       (27)          1              8(J)       (26)
  Equity in net earnings (losses)
    of affiliated companies........         (4)        --         (53)             4(A)       (53)
                                        ------      -----       -----        -------       ------
Income (loss) from continuing
  operations.......................        191       (131)       (150)            (5)         (95)
  Preferred stock dividends........         --         --         (19)            19(E)        --
                                        ------      -----       -----        -------       ------
Income (loss) from continuing
  operations applicable to common
  shares...........................     $  191       (131)       (169)            14          (95)
                                        ======      =====       =====        =======       ======
Net earnings (loss) per share
  Basic............................     $ 3.28                                              (1.08)
  Diluted..........................     $ 3.26                                              (1.08)
Weighted average shares outstanding
  Basic............................       58.2                                               88.2
  Diluted..........................       58.5                                               88.2
                                                                                           ------

------------
* See historical financial statements incorporated by reference in the September 13, 1999 proxy statement for a description of non-recurring charges and provision for asset dispositions.

                            PHELPS DODGE CORPORATION

                        PRO FORMA COMBINED BALANCE SHEET
                 PHELPS DODGE, ASARCO AND CYPRUS AMAX COMBINED
                                 JUNE 30, 1999
                                  (UNAUDITED)
                             (AMOUNTS IN MILLIONS)

                                                             HISTORICAL
                                                 -----------------------------------    PRO FORMA     PRO FORMA
                                                 PHELPS DODGE   ASARCO   CYPRUS AMAX   ADJUSTMENTS    COMBINED
                                                 ------------   ------   -----------   -----------    ---------
ASSETS
  Cash and cash equivalents....................     $  144        125       1,275        (1,280)(B)
                                                                                            (30)(C)
                                                                                            (41)(B)
                                                                                            114(E)
                                                                                             (7)(E)       300
  Accounts receivable, net.....................        396        404          37            --           837
  Inventories..................................        263        305         239          (127)(A)
                                                                                             84(D)        764
  Supplies.....................................        104         --          55           127(A)        286
  Prepaid expenses and other assets............         15        135          74             5(D)
                                                                                            (33)(A)       196
  Deferred income taxes........................         45         --          32            33(A)        110
                                                    ------      -----       -----        ------        ------
    Current assets.............................        967        969       1,712        (1,155)        2,493
  Investments and long-term accounts
    receivable.................................         95        190         328            29(D)
                                                                                            (13)(J)
                                                                                              9(A)        638
  Property, plant and equipment, net...........      3,501      2,592       2,546          (539)(D)     8,100
  Other assets and deferred charges............        339        226         160            (9)(A)
                                                                                             41(B)
                                                                                              7(E)        764
                                                    ------      -----       -----        ------        ------
         Total Assets..........................     $4,902      3,977       4,746        (1,630)       11,995
                                                    ======      =====       =====        ======        ======
LIABILITIES
  Short-term debt..............................     $  214         16         249            --           479
  Current portion of long-term debt............         62         31          79            --           172
  Accounts payable and accrued expenses........        456        496         324            74(L)      1,350
  Dividends payable............................         29         --           9            --            38
  Accrued income taxes.........................         11         90          81            --           182
                                                    ------      -----       -----        ------        ------
  Current liabilities..........................        772        633         742            74         2,221
  Long-term debt...............................        801      1,017       1,499           358(E)
                                                                                            (95)(D)     3,580
  Deferred income taxes........................        493         28          14          (141)(F)       394
  Other liabilities and deferred credits.......        376        306         412            52(D)      1,146
                                                    ------      -----       -----        ------        ------
                                                     2,442      1,984       2,667           248         7,341
                                                    ------      -----       -----        ------        ------
Minority interests in consolidated
  subsidiaries.................................         86        534          20          (147)(J)       493
                                                    ------      -----       -----        ------        ------
Shareholders' equity
  Common shares................................        362        525           1          (526)(H)
                                                                                            188(G)        550
  Treasury shares..............................         --         --         (86)           86(A)         --
  Preferred shares.............................         --         --           5            (5)(E)        --
  Capital in excess of par value...............          5         --       2,912           (86)(A)
                                                                                         (2,826)(H)
                                                                                             43(B)
                                                                                          1,422(G)      1,470
  Retained earnings............................      2,198        949        (768)          134(J)
                                                                                           (181)(H)     2,332
  Accumulated other comprehensive income
    (loss).....................................       (183)       (15)         (5)           20(H)       (183)
  Other........................................         (8)        --          --            --            (8)
                                                    ------      -----       -----        ------        ------
         Total Shareholders' Equity............      2,374      1,459       2,059        (1,731)        4,161
                                                    ------      -----       -----        ------        ------
         Total Liabilities and Shareholders'
           Equity..............................     $4,902      3,977       4,746        (1,630)       11,995
                                                    ======      =====       =====        ======        ======

              COMBINATION OF PHELPS DODGE, ASARCO AND CYPRUS AMAX

                        NOTES TO THE UNAUDITED PRO FORMA
                         COMBINED FINANCIAL INFORMATION

1.  BASIS OF PRESENTATION

     The Unaudited Pro Forma Combined Financial Information has been derived from historical consolidated financial statements of Phelps Dodge, Asarco and Cyprus Amax incorporated by reference into this Proxy Statement. See Phelps Dodge "Unaudited Pro Forma Combined Financial Information" on page 25 of this Third Proxy Statement Supplement.

     The assumptions and related pro forma adjustments described below have been developed from public historical information available to Phelps Dodge, the Cyprus Merger Agreement and the Asarco Merger Agreement. Pro forma adjustments have been included only to the extent known and reasonably available to Phelps Dodge. Additional information may exist that could materially affect the assumptions and related pro forma adjustments. Such information is not available to Phelps Dodge because it is within the particular and singular knowledge of Asarco and Cyprus Amax.

2.  THE OFFER

     Phelps Dodge is proposing a three-way business combination of Phelps Dodge, Asarco and Cyprus Amax through separate offerings to exchange all the issued and outstanding Asarco and Cyprus Amax common shares for a combination of Phelps Dodge common shares and cash.

     Phelps Dodge is offering to exchange $14.75 net in cash plus 0.25133120 shares of Phelps Dodge common stock for each outstanding share of Asarco common stock, on a fully prorated basis. Asarco shareholders may elect to receive either $29.50 in cash or 0.50266 shares of Phelps Dodge common stock for each Asarco common share that is validly tendered and not properly withdrawn, subject to proration if the stock portion or the cash portion of the offer is oversubscribed. Separately, Phelps Dodge is offering to exchange $7.61176875 net in cash plus 0.2203 shares of Phelps Dodge common stock for each outstanding common share of Cyprus Amax Minerals Company, on a fully prorated basis. Cyprus Amax shareholders may elect to receive either $20.54 in cash or 0.3500 shares of Phelps Dodge common stock for each Cyprus Amax common share that is validly tendered and not properly withdrawn, subject to proration.

     The funds for the cash consideration in connection with the exchange of all Asarco and Cyprus Amax common shares outstanding are expected to be obtained from cash on hand, from borrowings under Phelps Dodge's existing revolving credit facility, and from a bridge financing revolving credit facility for which Phelps Dodge has obtained a letter of commitment from Citibank, N.A. The existing revolving credit facility allows borrowings up to $1 billion until its scheduled maturity on June 25, 2002 and allows for two, one-year renewals beyond the scheduled maturity with approvals of those lenders representing at least two-thirds of the commitments provided by the facility. The commitment for the bridge financing revolving credit facility provides for borrowings up to $1 billion and a termination 364 days after it is established. Both revolving credit facilities bear interest at variable rates which approximate 6.75 percent on October 5, 1999. Phelps Dodge expects to replace the borrowings under the bridge financing revolving credit facility with long-term financing after the acquisitions of Asarco and Cyprus Amax.

              COMBINATION OF PHELPS DODGE, ASARCO AND CYPRUS AMAX

                        NOTES TO THE UNAUDITED PRO FORMA
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

     The transactions would be accounted for under the purchase method. The purchase price for the business combinations is estimated as follows (dollars in millions and shares in thousands except per share data):

                                                      ASARCO      CYPRUS AMAX    COMBINED
                                                    ----------    -----------    --------
Common shares outstanding (as reported in the
  Asarco Merger Agreement and the Cyprus Merger
  Agreement)......................................      39,921      90,867
Exchange offer ratio of Phelps Dodge common shares
  for each common share...........................  0.25133120      0.2203
Phelps Dodge common shares to be issued...........      10,032      20,018         30,050
Closing market price of each Phelps Dodge common
  share on October 5, 1999........................                               $53.5625
                                                                                 ========
Fair value of Phelps Dodge common shares issued,
  comprising par value of $188 ($6.25 per share)
  and capital in excess of par of $1,422..........                               $  1,610
Cash consideration of $14.75 for each Asarco and
  $7.61176875 for each Cyprus Amax common share...                                  1,280
Redemption of Cyprus Amax Series A Preferred Stock
  (Note 3E).......................................                                    244
Estimated fair value of Cyprus Amax outstanding
  options (as reported in the Cyprus Merger
  Agreement)......................................                                     30
Estimated fair value of Asarco's outstanding
  options (as reported in the Asarco Merger
  Agreement)......................................                                     13
Estimated transaction costs.......................                                     30
                                                                                 --------
Purchase price....................................                               $  3,207
                                                                                 ========

     The final purchase price could change materially from the purchase price estimated above as a result of changes in the market price of common shares of Phelps Dodge and/or the relative market price of Asarco and Cyprus Amax common shares.

     The final determination of the purchase price may differ from the amount assumed in the Unaudited Pro Forma Combined Financial Information and that difference may be material.

3.  PRO FORMA ASSUMPTIONS AND ADJUSTMENTS

     The following assumptions and related pro forma adjustments give effect to the proposed business combinations of Phelps Dodge, Asarco and Cyprus Amax as if such combinations occurred on January 1, 1998, for the Unaudited Pro Forma Combined Statements of Operations for the six-month interim period ended June 30, 1999, and for the year ended December 31, 1998, respectively, and on June 30, 1999, for the Unaudited Pro Forma Combined Balance Sheet.

     The Unaudited Pro Forma Combined Financial Information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of Phelps Dodge would have been had the business combinations with Asarco and Cyprus Amax occurred on the respective dates assumed, nor is it necessarily indicative of future consolidated operating results or financial position.

     Future cash cost savings, which Phelps Dodge estimated will be at least $200 million annually, are not recognized in this Unaudited Pro Forma Combined Financial Information. Non-recurring items related to

              COMBINATION OF PHELPS DODGE, ASARCO AND CYPRUS AMAX

                        NOTES TO THE UNAUDITED PRO FORMA
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

1998 and the six-month interim period ended June 30, 1999, are included (see "Selected Historical Financial Data" at pages 41 through 46 of the September 13, 1999 Proxy Statement for a summary of non-recurring items and special charges).

          (A) Reclassifications have been made to the Asarco and Cyprus Amax historical consolidated financial information to conform to Phelps Dodge's presentation. The historical financial information of Cyprus Amax excludes the results of operations and assets of its discontinued Coal segment as reported for 1998 operations in Cyprus Amax's Form 8-K dated June 30, 1999, and as reported as of and for the six months ended June 30, 1999, in its Form 10-Q filing for such period. Cyprus Amax's historical financial information for the year ended December 31, 1998, also has been adjusted to exclude the identifiable results of recurring operations of its Lithium segment which was sold in October 1998.

                                        BALANCE SHEET      SIX MONTHS       YEAR ENDED
                                         AT JUNE 30,     ENDED JUNE 30,    DECEMBER 31,
           (IN $ MILLIONS):                 1999              1999             1998
--------------------------------------  -------------    --------------    ------------
Asarco reclassification adjustments:
  Inventories.........................      (127)
  Supplies............................       127
  Deferred income taxes (current
     asset)...........................        33
  Prepaid expenses and other assets...       (33)
  Miscellaneous income and expense,
     net..............................                         (2)               (4)
  Equity in net earnings of affiliated
     companies........................                          2                 4
  Interest expense....................                          4                13
  Capitalized interest................                         (4)              (13)
Cyprus Amax reclassification
  adjustments:
  Investments and notes receivable....         9
  Other assets and deferred charges...        (9)
  Treasury shares.....................        86
  Capital in excess of par value......       (86)
  Miscellaneous income and expense,
     net..............................                          8
  Provision for taxes on income.......                         (1)
  Equity in net earnings (losses) of
     affiliated companies.............                         (7)
Elimination of recurring results from
  the disposed
  Cyprus Amax Lithium segment:
  Sales and other revenues............                                         (218)
  Cost of products sold (derived).....                                         (200)
  Depreciation, depletion and
     amortization expense.............                                           (7)

          (B) This pro forma adjustment represents payment of the cash component of the purchase price of $1,280 million, the estimated fair value of outstanding stock options of $13 million and $30 million for Asarco and Cyprus Amax, respectively, and the funding of certain Cyprus Amax employee benefits of $41 million.

              COMBINATION OF PHELPS DODGE, ASARCO AND CYPRUS AMAX

                        NOTES TO THE UNAUDITED PRO FORMA
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

          (C) Phelps Dodge estimates it will incur approximately $30 million of transaction costs, consisting primarily of investment bankers, attorneys and accountant fees, and financial printing and other charges. These estimates are preliminary and therefore are subject to change.

          (D) If the business combinations are consummated, they will be accounted for using the purchase method of accounting in accordance with generally accepted accounting principles. Accordingly, the assets and liabilities of Asarco and Cyprus Amax would be recorded at their estimated fair values.

          Phelps Dodge has not had access to information that is within the peculiar knowledge of Asarco and Cyprus Amax and has not performed its due diligence necessary to determine the fair value of their assets or liabilities or to identify unknown liabilities or obligations. Pro forma adjustments to allocate the purchase price have been recorded in the Unaudited Pro Forma Combined Financial Information on the basis of fair values reported for certain assets and liabilities in public information of Asarco and Cyprus Amax. Because fair value information for the remaining assets and liabilities and any possible identifiable intangible assets are not reasonably available to Phelps Dodge, the excess of the historical net book values of Asarco's and Cyprus Amax's assets acquired over the estimated purchase price has been allocated as a reduction of their combined net property, plant and equipment.

          Additionally, Phelps Dodge believes that cost savings will be realized upon the consolidation and integration of the three companies. Phelps Dodge has not developed formal plans for combining the three operations. Accordingly, additional liabilities may be incurred in connection with the business combinations and any ultimate restructuring. These additional liabilities and costs have not been contemplated in the Unaudited Pro Forma Combined Financial Information because information necessary to reasonably estimate such costs and to formulate detailed restructuring plans is not available to Phelps Dodge. Accordingly, the allocation of the purchase price cannot be estimated with a reasonable degree of accuracy and may differ materially from the amounts assumed in the Unaudited Pro Forma Combined Financial Information.

     The pro forma purchase price allocation adjustments are estimated as follows (in millions):

Reduction of debt to fair value (as reported in Cyprus
  Amax's June 30, 1999, Form 10-Q and the Form S-4
  Registration Statement of Asarco Cyprus Incorporated filed
  August 20, 1999)..........................................  $   95
Restricted investment in Grupo Mexico (as reported in
  Asarco's December 31, 1998, Form 10-K)....................  $   29
Increase in LIFO based inventory to replacement cost (as
  reported in Asarco's June 30, 1999, Form 10-Q and in
  Cyprus Amax's December 31, 1998, Form 10-K)...............  $   84
Excess projected benefit obligation over the fair value of
  pension plan assets (as reported in Cyprus Amax's December
  31, 1998, Form 10-K, comprising a $5 million reduction of
  prepaid expenses and other assets and a $52 million
  increase in other liabilities and deferred credits).......  $   57
Excess fair value of pension plan assets over the projected
  benefit obligation (as reported in Asarco's December 31,
  1998, Form 10-K)..........................................  $   10
Reduction in deferred tax liabilities (Note F)..............  $  141
Reduction in net property, plant and equipment (derived)....  $  539

          (E) The pro forma adjustments reflect the issuance of $358 million of debt to finance the acquisition, provide operating cash, and finance the redemption of all 4,664,000 outstanding shares of Cyprus Amax's Series A Preferred Stock. Phelps Dodge has obtained bridge financing of $1 billion with a

              COMBINATION OF PHELPS DODGE, ASARCO AND CYPRUS AMAX

                        NOTES TO THE UNAUDITED PRO FORMA
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

     one-year term as described in Note 2. The bridge financing is expected to be replaced with long-term financing. Ten-year debt has been assumed for purposes of the pro forma adjustments. Interest is estimated to be fixed at 7.75% resulting in annual interest expense of $28 million. The interest rate estimate was based upon current ten-year treasury bill rates plus commercially indicative rate basis points. A change in the interest rate on the debt by 1/8 percent would impact annual interest expense by approximately $450,000. Debt issue costs associated with the debt are estimated to be approximately $7 million with annual amortization of approximately $700,000.

          (F) The estimated income tax effect of the pro forma adjustments has been recorded based upon the estimated effective tax rates of approximately 32% for Asarco and 15% for Cyprus Amax which rates have been derived from public quarterly and annual filings of Asarco and Cyprus Amax. The business combinations are expected to be tax-free transactions with Asarco's and Cyprus Amax's historical tax bases surviving for income tax reporting purposes.

          Provisions for pro forma income tax expense have been recorded for pro forma adjustments to the Pro Forma Combined Statements of Operations resulting from pro forma purchase price allocation adjustments and other items.

          Cyprus Amax has reported $176 million of U.S. net operating loss carryforwards through 1998, expiring from 1999 to 2012, which along with other deferred tax assets are subject to an existing valuation allowance. Asarco has reported $573.7 million of net loss carryforwards, which expire if unused from 2008 through 2018. The net operating loss carryforwards may be subject to annual limitations after the acquisitions because of the change in ownership rules. The annual limits will be calculated as the long-term tax exempt rate (currently 5.18%) times the separate fair market values of Cyprus Amax and Asarco, with Asarco's value potentially determined without Southern Peru Copper Corporation ("SPCC"). Once all facts are known, the annual limits may necessitate an increase in the consolidated valuation allowance for deferred tax assets.

          Pro forma income tax expense and deferred tax allocations recorded upon consummation of the business combinations could vary significantly from the pro forma estimates because information regarding Asarco's and Cyprus Amax's income tax reporting is not available to Phelps Dodge.

          (G) This pro forma adjustment reflects the issue of 30,050,000 shares of Phelps Dodge common stock in connection with the exchange offers for all the outstanding common shares of Asarco and Cyprus Amax. The common stock of Phelps Dodge represents common shares of $188 million at $6.25 per share par value and capital in excess of par of $1,422 million.

          (H) These pro forma adjustments eliminate the historical shareholders' equity accounts of Asarco and Cyprus Amax.

          (I) This pro forma adjustment records the estimated reduction in depreciation, depletion and amortization expense related to the pro forma reduction in property, plant and equipment recorded in connection with the business combination purchase price allocation. Because neither fair value nor book value information regarding the composition of Asarco's or Cyprus Amax's property, plant and equipment is available to Phelps Dodge, actual adjustments to depreciation, depletion and amortization expense could differ substantially from these estimates.

          (J) Phelps Dodge holds a 14.0% equity interest in SPCC which is accounted for as a cost basis investment with a book value of $13.2 million at June 30, 1999. Asarco reports a 54.3% equity interest in SPCC which it consolidated in both its June 30, 1999, Form 10-Q and December 31, 1998, Form 10-K. As a result of Phelps Dodge's increased ownership in SPCC that would arise through the acquisition of Asarco, Phelps Dodge would qualify for use of the consolidation method

              COMBINATION OF PHELPS DODGE, ASARCO AND CYPRUS AMAX

                        NOTES TO THE UNAUDITED PRO FORMA
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

     of reporting for its investment in SPCC. Accordingly, a pro forma adjustment is recorded to consolidate Phelps Dodge's interest in SPCC including the elimination of Phelps Dodge's cost basis investment in SPCC and its recognition of dividend income from SPCC, the reduction of minority interests in consolidated subsidiaries representing Phelps Dodge's 14.0% interest, and the retroactive restatement of Phelps Dodge's retained earnings.

          (K) This pro forma adjustment recognizes imputed interest expense resulting from the fair value adjustment of Asarco's long-term debt as reported in the Form S-4 Registration Statement of Asarco Cyprus Incorporated filed August 20, 1999. A pro forma adjustment to recognize imputed interest resulting from the $42 million fair value adjustment of Cyprus Amax's debt has not been provided because information necessary to calculate such adjustment is not reasonably available to Phelps Dodge.

          (L) This pro forma adjustment recognizes certain change of control obligations arising from the merger of Asarco, Cyprus Amax and Phelps Dodge.

          (M) Pro forma weighted average common stock and common stock equivalents outstanding are estimated as follows (in millions):

                                          SIX MONTHS          YEAR ENDED
                                        ENDED JUNE 30,       DECEMBER 31,
                                             1999                1998
                                       ----------------    ----------------
                                       BASIC    DILUTED    BASIC    DILUTED
                                       -----    -------    -----    -------
Average number of Phelps Dodge common
  shares outstanding.................   57.8      57.8      58.2      58.5

Anti dilutive pro forma potential
  common shares......................     --        --        --      (0.3)
Phelps Dodge common shares to be
  issued in connection with the
  business combination (Note 2)......   30.0      30.0      30.0      30.0
                                       -----     -----     -----     -----
                                        87.8      87.8      88.2      88.2
                                       =====     =====     =====     =====

          The average number of common shares outstanding does not include Asarco's and Cyprus Amax's outstanding stock options or other common stock equivalents, which represent approximately 700,000 potential Phelps Dodge common shares, because the impact on unaudited pro forma net loss per share would be anti-dilutive.

                            PHELPS DODGE CORPORATION

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                        PHELPS DODGE AND ASARCO COMBINED
                     FOR THE SIX MONTHS ENDED JUNE 30, 1999
                                  (UNAUDITED)
              (AMOUNTS IN MILLIONS, EXCEPT PER SHARE INFORMATION)

                                            HISTORICAL
                                      ----------------------     PRO FORMA        PRO FORMA
                                      PHELPS DODGE    ASARCO    ADJUSTMENTS       COMBINED
                                      ------------    ------    -----------       ---------
Sales and other operating
  revenues..........................     $1,354         966          --             2,320
                                         ------       -----         ---             -----
Operating costs and expenses
  Cost of products sold.............      1,073         855          --             1,928
  Depreciation, depletion and
     amortization...................        144          73         (22)(J)           195
  Selling and general administrative
     expense........................         60          72          --               132
  Exploration and research
     expense........................         21          11          --                32
  Non-recurring charges and
     provision for asset
     dispositions*..................         83           4          --                87
                                         ------       -----         ---             -----
                                          1,381       1,015         (22)            2,374
                                         ------       -----         ---             -----
Operating income (loss).............        (27)        (49)         22               (54)
  Interest expense..................        (48)        (38)         (3)(K)
                                                                    (23)(E)
                                                                     (4)(A)          (116)
  Capitalized interest..............         --          --           4(A)              4
  Miscellaneous income and
     expense, net...................         (7)         10          (1)(F)
                                                                     (2)(A)            --
                                         ------       -----         ---             -----
Income (loss) before taxes, minority
  interests and equity in net
  earnings of affiliated
  companies.........................        (82)        (77)         (7)             (166)
  Provision for taxes on income.....         19          25           2(G)             46
  Minority interests in consolidated
     subsidiaries...................          1          (4)          1(F)             (2)
  Equity in net earnings (losses) of
     affiliated companies...........          5          --           2(A)              7
                                         ------       -----         ---             -----
Income (loss) from continuing
  operations........................     $  (57)        (56)         (2)             (115)
                                         ======       =====         ===             =====
Net earnings (loss) per share
  Basic.............................     $(0.98)                                    (1.70)
  Diluted...........................     $(0.98)                                    (1.70)
Weighted average shares outstanding
  Basic.............................       57.8                                      67.8
  Diluted...........................       57.8                                      67.8

------------
* See historical financial statements incorporated by reference in the September 13, 1999 proxy statement for a description of non-recurring charges and provision for asset dispositions.

                            PHELPS DODGE CORPORATION

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                        PHELPS DODGE AND ASARCO COMBINED
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                  (UNAUDITED)
              (AMOUNTS IN MILLIONS, EXCEPT PER SHARE INFORMATION)

                                                  HISTORICAL
                                             ---------------------    PRO FORMA    PRO FORMA
                                             PHELPS DODGE   ASARCO   ADJUSTMENTS   COMBINED
                                             ------------   ------   -----------   ---------
Sales and other operating revenues.........     $3,064      2,233         --         5,297
                                                ------      -----       ----         -----
Operating costs and expenses
  Cost of products sold....................      2,361      1,963         --         4,324
  Depreciation, depletion and
     amortization..........................        293        145        (44)(J)       394
  Selling and general administrative
     expense...............................        123        144         --           267
  Exploration and research expense.........         55         27         --            82
  Non-recurring charges and provision for
     asset dispositions*...................       (191)        72         --          (119)
                                                ------      -----       ----         -----
                                                 2,641      2,351        (44)        4,948
                                                ------      -----       ----         -----
Operating income (loss)....................        423       (118)        44           349
  Interest expense.........................        (97)       (68)        (5)(K)
                                                                         (46)(E)
                                                                         (13)(A)      (229)
  Capitalized interest.....................          2         --         13(A)         15
  Miscellaneous income and expense, net....          9         29         (6)(F)
                                                                          (4)(A)        28
                                                ------      -----       ----         -----
Income (loss) before taxes, minority
  interests and equity in net earnings of
  affiliated companies.....................        337       (157)       (17)          163
  Provision for taxes on income............       (134)        53          4(G)        (77)
  Minority interests in consolidated
     subsidiaries..........................         (8)       (27)         8(F)        (27)
  Equity in net earnings (losses) of
     affiliated companies..................         (4)        --          4(A)         --
                                                ------      -----       ----         -----
Income (loss) from continuing operations...     $  191       (131)        (1)           59
                                                ======      =====       ====         =====
Net earnings (loss) per share
  Basic....................................     $ 3.28                                0.86
  Diluted..................................     $ 3.26                                0.86
Weighted average shares outstanding
  Basic....................................       58.2                                68.3
  Diluted..................................       58.5                                68.6

------------
* See historical financial statements incorporated by reference in the September 13, 1999 proxy statement for a description of non-recurring charges and provision for asset dispositions.

                            PHELPS DODGE CORPORATION

                        PRO FORMA COMBINED BALANCE SHEET
                        PHELPS DODGE AND ASARCO COMBINED
                                 JUNE 30, 1999
                                  (UNAUDITED)
                             (AMOUNTS IN MILLIONS)

                                                HISTORICAL
                                           ---------------------    PRO FORMA      PRO FORMA
                                           PHELPS DODGE   ASARCO   ADJUSTMENTS     COMBINED
                                           ------------   ------   -----------     ---------
ASSETS
  Cash and cash equivalents..............     $  144        125    (589)(B)
                                                                       589(E)
                                                                       (12)(E)
                                                                       (20)(C)         237
  Accounts receivable, net...............        396        404         --             800
  Inventories............................        263        305       (127)(A)
                                                                        80(D)          521
  Supplies...............................        104         --        127(A)          231
  Prepaid expenses and other assets......         15        135         10(D)
                                                                       (33)(A)         127
  Deferred income taxes..................         45         --         33(A)           78
                                              ------      -----       ----           -----
     Current assets......................        967        969         58           1,994
  Investments and long-term accounts
     receivable..........................         95        190         29(D)
                                                                       (13)(F)         301
  Property, plant and equipment, net.....      3,501      2,592       (559)(D)       5,534
  Other assets and deferred charges......        339        226         12(E)          577
                                              ------      -----       ----           -----
          Total Assets...................     $4,902      3,977       (473)          8,406
                                              ======      =====       ====           =====
LIABILITIES
  Short-term debt........................     $  214         16         --             230
  Current portion of long-term debt......         62         31         --              93
  Accounts payable and accrued
     expenses............................        456        496         54(L)        1,006
  Dividends payable......................         29         --         --              29
  Accrued income taxes...................         11         90         --             101
                                              ------      -----       ----           -----
     Current liabilities.................        772        633         54           1,459
  Long-term debt.........................        801      1,017        (53)(D)
                                                                       589(E)        2,354
  Deferred income taxes..................        493         28       (141)(G)         380
  Other liabilities and deferred
     credits.............................        376        306         --             682
                                              ------      -----       ----           -----
                                               2,442      1,984        449           4,875
                                              ------      -----       ----           -----
Minority interests in consolidated
  subsidiaries...........................         86        534       (147)(F)         473
                                              ------      -----       ----           -----
Shareholders' equity
     Common shares.......................        362        525       (525)(I)
                                                                        63(H)          425
     Capital in excess of par value......          5         --        474(H)
                                                                        13(B)          492
     Retained earnings...................      2,198        949       (949)(I)
                                                                       134(F)        2,332
     Accumulated other comprehensive
       income (loss).....................       (183)       (15)        15(I)         (183)
     Other...............................         (8)        --         --              (8)
                                              ------      -----       ----           -----
          Total Shareholders' Equity.....      2,374      1,459       (775)          3,058
                                              ------      -----       ----           -----
          Total Liabilities and
            Shareholders' Equity.........     $4,902      3,977       (473)          8,406
                                              ======      =====       ====           =====

                     COMBINATION OF PHELPS DODGE AND ASARCO

                        NOTES TO THE UNAUDITED PRO FORMA
                         COMBINED FINANCIAL INFORMATION

1.  BASIS OF PRESENTATION

     The Unaudited Pro Forma Combined Financial Information has been derived from historical consolidated financial statements of Phelps Dodge and Asarco incorporated by reference into this Proxy Statement. See Phelps Dodge "Unaudited Pro Forma Combined Financial Information" on page 25 of this Third Proxy Statement Supplement.

     The assumptions and related pro forma adjustments described below have been developed from public historical information available to Phelps Dodge and the Asarco Merger Agreement. Pro forma adjustments have been included only to the extent known and reasonably available to Phelps Dodge. Additional information may exist that could materially affect the assumptions and related pro forma adjustments. Such information is not available to Phelps Dodge because it is within the particular and singular knowledge of Asarco.

2.  THE OFFER

     Phelps Dodge is proposing a business combination with Asarco pursuant to the Asarco Merger Agreement through an offering to exchange all the issued and outstanding Asarco common shares for a combination of Phelps Dodge common shares and cash.

     Phelps Dodge is offering to exchange $14.75 net in cash plus 0.25133120 shares of Phelps Dodge common stock for each outstanding share of Asarco Incorporated common stock, on a fully prorated basis. Asarco shareholders may elect to receive either $29.50 in cash or 0.50266 shares of Phelps Dodge common stock for each Asarco common share that is validly tendered and not properly withdrawn, subject to proration if the stock portion or the cash portion of the offer is oversubscribed.

     The funds for the cash consideration in connection with the exchange of all Asarco common shares outstanding are expected to be obtained from cash on hand, from borrowings under Phelps Dodge's existing revolving credit facility, and from a bridge financing revolving credit facility for which Phelps Dodge has obtained a letter of commitment from Citibank, N.A. The existing revolving credit facility allows borrowings up to $1 billion until its scheduled maturity on June 25, 2002 and allows for two, one-year renewals beyond the scheduled maturity with approvals of those lenders representing at least two-thirds of the commitments provided by the facility. The commitment for the bridge financing revolving credit facility provides for borrowings up to $1 billion and a termination 364 days after it is established. Both revolving credit facilities bear interest at variable rates which approximate 6.75 percent on October 5, 1999. Phelps Dodge expects to replace the borrowings under the bridge financing revolving credit facility with long-term financing after the acquisition of Asarco.

                     COMBINATION OF PHELPS DODGE AND ASARCO

                        NOTES TO THE UNAUDITED PRO FORMA
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

     The transaction would be accounted for under the purchase method. The purchase price for the business combination is estimated as follows (dollars in millions and shares in thousands except per share data):

                                                                ASARCO
                                                              -----------
Common shares outstanding (as reported in the Asarco Merger
  Agreement.................................................       39,921
Exchange offer ratio of Phelps Dodge common shares for each
  common share..............................................   0.25133120
Phelps Dodge common shares to be issued.....................       10,032
Closing market price of each Phelps Dodge common share on
  October 5, 1999...........................................  $   53.5625
                                                              ===========
Fair value of Phelps Dodge common shares issued, comprising
  par value of $63 ($6.25 per share) and capital in excess
  of par of $474............................................  $       537
Cash consideration of $14.75 for each Asarco common share...          589
Estimated fair value of Asarco's outstanding options (as
  reported in the Asarco Merger Agreement)..................           13
Estimated transaction costs.................................           20
                                                              -----------
Purchase price..............................................  $     1,159
                                                              ===========

     The final purchase price could change materially from the purchase price estimated above as a result of changes in the market price of common shares of Phelps Dodge and/or the relative market price of Asarco common shares.

     The final determination of the purchase price may differ from the amount assumed in the Unaudited Pro Forma Combined Financial Information and that difference may be material.

3.  PRO FORMA ASSUMPTIONS AND ADJUSTMENTS

     The following assumptions and related pro forma adjustments give effect to the proposed business combination of Phelps Dodge and Asarco as if such combination occurred on January 1, 1998, for the Unaudited Pro Forma Combined Statements of Operations for the six-month interim period ended June 30, 1999, and for the year ended December 31, 1998, respectively, and on June 30, 1999, for the Unaudited Pro Forma Combined Balance Sheet.

     The Unaudited Pro Forma Combined Financial Information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of Phelps Dodge would have been had the business combination with Asarco occurred on the respective dates assumed, nor is it necessarily indicative of future consolidated operating results or financial position.

     Future cash cost savings are not recognized in this Unaudited Pro Forma Combined Financial Information. Non-recurring items related to 1998 and the six-month interim period ended June 30, 1999, are included (see "Selected Historical Financial Data" at pages 41 through 46 of the September 13, 1999 Proxy Statement for a summary of non-recurring items and special charges).

                     COMBINATION OF PHELPS DODGE AND ASARCO

                        NOTES TO THE UNAUDITED PRO FORMA
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

          (A) Reclassifications have been made to the Asarco historical consolidated financial information to conform to Phelps Dodge's presentation.

                                      BALANCE SHEET AT   SIX MONTHS ENDED      YEAR ENDED
                                       JUNE 30, 1999      JUNE 30, 1999     DECEMBER 31, 1998
                                      ----------------   ----------------   -----------------
                                                          (IN $ MILLIONS)
Asarco reclassification adjustments:
  Inventories.......................        (127)
  Supplies..........................         127
  Deferred income taxes (current
     asset).........................          33
  Prepaid expenses and other
     assets.........................         (33)
  Miscellaneous income and expense,
     net............................                            (2)                 (4)
  Equity in net earnings (losses) of
     affiliated companies...........                             2                   4
  Interest expense..................                             4                  13
  Capitalized interest..............                            (4)                (13)

          (B) This pro forma adjustment represents payment of the cash component of the purchase price of $589 million and the estimated fair value of Asarco's outstanding stock options of $13 million.

          (C) Phelps Dodge estimates it will incur approximately $20 million of transaction costs, consisting primarily of investment bankers, attorneys and accountant fees, and financial printing and other charges. These estimates are preliminary and therefore are subject to change.

          (D) If the business combination is consummated, it will be accounted for using the purchase method of accounting in accordance with generally accepted accounting principles. Accordingly, the assets and liabilities of Asarco would be recorded at their estimated fair values.

          Phelps Dodge has not had access to information that is within the peculiar knowledge of Asarco and has not performed its due diligence necessary to determine the fair value of its assets or liabilities or to identify unknown liabilities or obligations. Pro forma adjustments to allocate the purchase price have been recorded in the Unaudited Pro Forma Combined Financial Information on the basis of fair values reported for certain assets and liabilities in public information of Asarco. Because fair value information for the remaining assets and liabilities and any possible identifiable intangible assets are not reasonably available to Phelps Dodge, the excess of the historical net book values of Asarco's assets acquired over the estimated purchase price has been allocated as a reduction of its combined net property, plant and equipment.

          Additionally, Phelps Dodge believes that cost savings will be realized upon the consolidation and integration of Asarco. Phelps Dodge has not developed formal plans for combining the operations. Accordingly, additional liabilities may be incurred in connection with the business combination and any ultimate restructuring. These additional liabilities and costs have not been contemplated in the Unaudited Pro Forma Combined Financial Information because information necessary to reasonably estimate such costs and to formulate detailed restructuring plans is not available to Phelps Dodge. Accordingly, the allocation of the purchase price cannot be estimated with a reasonable degree of accuracy and may differ materially from the amounts assumed in the Unaudited Pro Forma Combined Financial Information.

                     COMBINATION OF PHELPS DODGE AND ASARCO

                        NOTES TO THE UNAUDITED PRO FORMA
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

          The merger agreement by and between Asarco and Cyprus Amax has been terminated and Cyprus Amax has paid Asarco $45 million upon such termination. Accordingly, no such fee is required to be paid upon consummation of Phelps Dodge's proposed acquisition of Asarco.

          The pro forma purchase price allocation adjustments are estimated as follows (in millions):

Reduction of debt to fair value (as reported in the Form S-4
  Registration Statement of Asarco Cyprus Incorporated filed
  August 20, 1999)..........................................  $ 53
Restricted investment in Grupo Mexico (as reported in
  Asarco's December 31, 1998, Form 10-K)....................  $ 29
Increase in LIFO based inventory to replacement cost (as
  reported in Asarco's June 30, 1999, Form 10-Q)............  $ 80
Excess fair value of pension plan assets over the projected
  benefit obligation (as reported in Asarco's December 31,
  1998, Form 10-K)..........................................  $ 10
Reduction in deferred tax liabilities (Note G)..............  $141
Reduction in net property, plant and equipment (derived)....  $559

          (E) The $589 million cash consideration paid in connection with the exchange of all Asarco common shares outstanding is expected to be obtained from cash on hand and from borrowings under the Corporation's revolving credit facility and its bridge financing revolving credit facility as described in Note 2. Although the Corporation has not made any definitive plans for the final form of such borrowings, for pro forma purposes, future refinancing through the issuance of $589 million of ten-year debt has been assumed. Interest is estimated to be fixed at 7.75% resulting in annual interest expense of $46 million. The interest rate estimate is based upon the ten-year Treasury bill rates for September 1999, plus commercially indicative rate basis points. A change in interest rate on the debt by 1/8 percent would impact annual interest expense by approximately $740,000. Debt issue costs are estimated to be approximately $12 million with annual amortization of approximately $1.2 million.

          (F) Phelps Dodge holds a 14.0% equity interest in Southern Peru Copper Corporation (SPCC) which is accounted for as a cost basis investment with a book value of $13.2 million at June 30, 1999. Asarco reports a 54.3% equity interest in SPCC which it consolidated in both its June 30, 1999, Form 10-Q and December 31, 1998, Form 10-K. As a result of Phelps Dodge's increased ownership in SPCC that would arise through the acquisition of Asarco, Phelps Dodge would qualify for use of the consolidation method of reporting for its investment in SPCC. Accordingly, a pro forma adjustment is recorded to consolidate Phelps Dodge's interest in SPCC including the elimination of Phelps Dodge's cost basis investment in SPCC and its recognition of dividend income from SPCC, the reduction of minority interests in consolidated subsidiaries representing Phelps Dodge's 14.0% interest, and the retroactive restatement of Phelps Dodge's retained earnings.

          (G) The estimated income tax effect of the pro forma adjustments has been recorded based upon the estimated effective tax rate of approximately 32% for Asarco which rate has been derived from public quarterly and annual filings. The business combination is expected to be a tax-free transaction with Asarco's historical tax bases surviving for income tax reporting purposes.

               A provision for pro forma income tax expense has been recorded for pro forma adjustments to the Pro Forma Combined Statements of Operations resulting from pro forma purchase price allocation adjustments and other items.

               Asarco has reported $573.7 million of net loss carryforwards, which expire if unused from 2008 through 2018. The net operating loss carryforwards may be subject to annual limitations after the

                     COMBINATION OF PHELPS DODGE AND ASARCO

                        NOTES TO THE UNAUDITED PRO FORMA
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

     acquisitions because of the change in ownership rules. The annual limits will be calculated as the long-term tax exempt rate (currently 5.18%) times the fair market value of Asarco, with Asarco's value potentially determined without SPCC. Once all facts are known, the annual limits may necessitate an increase in the consolidated valuation allowance for deferred tax assets.

               Pro forma income tax expense and deferred tax allocations recorded upon consummation of the business combination could vary significantly from the pro forma estimates because information regarding Asarco's income tax reporting is not available to Phelps Dodge.

          (H) This pro forma adjustment reflects the issue of 10,032,000 shares of Phelps Dodge common stock in connection with the exchange offer for all the outstanding common shares of Asarco. The common stock of Phelps Dodge represents common shares of $63 million at $6.25 per share par value and capital in excess of par of $474 million. No common shares have been included for the potential share issues in connection with the outstanding stock options of Asarco.

          (I) These pro forma adjustments eliminate the historical shareholders' equity accounts of Asarco.

          (J) This pro forma adjustment records the estimated reduction in depreciation, depletion and amortization expense related to the pro forma reduction in property, plant and equipment recorded in connection with the business combination purchase price allocation. Because neither fair value nor book value information regarding the composition of Asarco's property, plant and equipment is available to Phelps Dodge, actual adjustments to depreciation, depletion and amortization expense could differ substantially from these estimates.

          (K) This pro forma adjustment recognizes imputed interest expense resulting from the fair value adjustment of Asarco's long-term debt as reported in the Form S-4 Registration Statement of Asarco Cyprus Incorporated filed August 20, 1999.

          (L) This pro forma adjustment recognizes certain change of control obligations arising from the merger of Asarco and Phelps Dodge.

          (M) Pro forma weighted average common stock and common stock equivalents outstanding are estimated as follows (in millions):

                                   SIX MONTHS                YEAR ENDED
                              ENDED JUNE 30, 1999        DECEMBER 31, 1998
                             ----------------------      ------------------
                              BASIC        DILUTED       BASIC      DILUTED
                             -------      ---------      -----      -------
Average number of Phelps
  Dodge common shares
  outstanding..............   57.8          57.8         58.2        58.5
Phelps Dodge common shares
  to be issued in
  connection with the
  business combination
  (Note 2).................   10.0          10.0         10.0        10.0
Pro forma potential common
  shares...................     --            --          0.1         0.1
                              ----          ----         ----        ----
                              67.8          67.8         68.3        68.6
                              ====          ====         ====        ====

          The average number of common shares outstanding for the six months ended June 30, 1999, does not include Asarco's outstanding stock options or other common stock equivalents, which represent approximately 100,000 potential Phelps Dodge common shares, because the impact on unaudited pro forma net loss per share is anti-dilutive.

                            PHELPS DODGE CORPORATION

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     PHELPS DODGE AND CYPRUS AMAX COMBINED
                     FOR THE SIX MONTHS ENDED JUNE 30, 1999
                                  (UNAUDITED)
              (AMOUNTS IN MILLIONS, EXCEPT PER SHARE INFORMATION)

                                               HISTORICAL
                                       --------------------------    PRO FORMA    PRO FORMA
                                       PHELPS DODGE   CYPRUS AMAX   ADJUSTMENTS   COMBINED
                                       ------------   -----------   -----------   ---------
Sales and other operating revenues...     $1,354          561            --         1,915
                                          ------          ---          ----         -----
Operating costs and expenses
  Cost of products sold..............      1,073          428            --         1,501
  Depreciation, depletion
     and amortization................        144          104             3(I)        251
  Selling and general administrative
     expense.........................         60           34            --            94
  Exploration and research expense...         21            8            --            29
  Non-recurring charges and provision
     for asset dispositions*.........         83           --            --            83
                                          ------          ---          ----         -----
                                           1,381          574             3         1,958
                                          ------          ---          ----         -----
Operating income (loss)..............        (27)         (13)           (3)          (43)
  Interest expense...................        (48)         (69)           (9)(E)      (126)
  Capitalized interest...............         --            2            --             2
  Miscellaneous income and
     expense, net....................         (7)         (11)            8(A)        (10)
                                          ------          ---          ----         -----
Income (loss) before taxes, minority
  interests and equity in net
  earnings of affiliated companies...        (82)         (91)           (4)         (177)
  Provision for taxes on income......         19           14             2(F)
                                                                         (1)(A)        34

  Minority interests in consolidated
     subsidiaries....................          1           --            --             1
  Equity in net earnings (losses) of
     affiliated companies............          5           --            (7)(A)        (2)
                                          ------          ---          ----         -----
Income (loss) from continuing
  operations.........................        (57)         (77)          (10)         (144)
  Preferred stock dividends..........         --           (9)            9(E)         --
                                          ------          ---          ----         -----
Income (loss) from continuing
  operations applicable to common
  shares.............................     $  (57)         (86)           (1)         (144)
                                          ======          ===          ====         =====
Net earnings (loss) per share
  Basic..............................     $(0.98)                                   (1.85)
  Diluted............................     $(0.98)                                   (1.85)
Weighted average shares outstanding
  Basic..............................       57.8                                     77.8
  Diluted............................       57.8                                     77.8

------------
* See historical financial statements incorporated by reference in the September 13, 1999 proxy statement for a description of non-recurring charges and provision for asset dispositions.

                            PHELPS DODGE CORPORATION

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     PHELPS DODGE AND CYPRUS AMAX COMBINED
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                  (UNAUDITED)
              (AMOUNTS IN MILLIONS, EXCEPT PER SHARE INFORMATION)

                                            HISTORICAL
                                    ---------------------------     PRO FORMA     PRO FORMA
                                    PHELPS DODGE    CYPRUS AMAX    ADJUSTMENTS    COMBINED
                                    ------------    -----------    -----------    ---------
Sales and other operating
  revenues........................     $3,064          1,660          (218)(A)      4,506
                                       ------          -----          ----          -----
Operating costs and expenses
Cost of products sold.............      2,361          1,087          (200)(A)      3,248
  Depreciation, depletion and
     amortization.................        293            254            (7)(A)
                                                                         6(I)         546
  Selling and general
     administrative expense.......        123            105            --            228
  Exploration and research
     expense......................         55             45            --            100
  Non-recurring charges and
     provision for asset
     dispositions*................       (191)           118            --            (73)
                                       ------          -----          ----          -----
                                        2,641          1,609          (201)         4,049
                                       ------          -----          ----          -----
Operating income (loss)...........        423             51           (17)           457
  Interest expense................        (97)          (157)          (19)(E)       (273)
  Capitalized interest............          2              2            --              4
  Miscellaneous income and
     expense, net.................          9             17            --             26
                                       ------          -----          ----          -----
Income (loss) before taxes,
  minority interests and equity in
  net earnings of affiliated
  companies.......................        337            (87)          (36)           214
  Provision for taxes on income...       (134)           (11)            5(F)        (140)
  Minority interests in
     consolidated subsidiaries....         (8)             1            --             (7)
  Equity in net earnings (losses)
     of affiliated companies......         (4)           (53)           --            (57)
                                       ------          -----          ----          -----
Income (loss) from continuing
  operations......................        191           (150)          (31)            10
  Preferred stock dividends.......         --            (19)           19(E)          --
                                       ------          -----          ----          -----
Income (loss) from continuing
  operations applicable to common
  shares..........................     $  191           (169)          (12)            10
                                       ======          =====          ====          =====
Net earnings (loss) per share
  Basic...........................     $ 3.28                                        0.13
  Diluted.........................     $ 3.26                                        0.13
Weighted average shares
  outstanding
  Basic...........................       58.2                                        78.8
  Diluted.........................       58.5                                        79.1

------------
* See historical financial statements incorporated by reference in the September 13, 1999 proxy statement for a description of non-recurring charges and provision for asset dispositions.

                            PHELPS DODGE CORPORATION

                        PRO FORMA COMBINED BALANCE SHEET
                     PHELPS DODGE AND CYPRUS AMAX COMBINED
                                 JUNE 30, 1999
                                  (UNAUDITED)
                             (AMOUNTS IN MILLIONS)

                                                   HISTORICAL
                                           --------------------------    PRO FORMA    PRO FORMA
                                           PHELPS DODGE   CYPRUS AMAX   ADJUSTMENTS   COMBINED
                                           ------------   -----------   -----------   ---------
ASSETS
  Cash and cash equivalents..............     $  144         1,275          (691)(B)
                                                                             (41)(B)
                                                                             (20)(C)
                                                                             (45)(D)
                                                                              (5)(E)      617
  Accounts receivable, net...............        396            37            --          433
  Inventories............................        263           239             4(D)       506
  Supplies...............................        104            55            --          159
  Prepaid expenses.......................         15            74            (5)(D)       84
  Deferred income taxes..................         45            32            --           77
                                              ------         -----        ------        -----
    Current assets.......................        967         1,712          (803)       1,876
  Investments and long-term accounts
    receivable...........................         95           328             9(A)       432
  Property, plant and equipment, net.....      3,501         2,546            85(D)     6,132
  Other assets and deferred charges......        339           160            (9)(A)
                                                                              41(B)
                                                                               5(E)       536
                                              ------         -----        ------        -----
         Total Assets....................     $4,902         4,746          (672)       8,976
                                              ======         =====        ======        =====
LIABILITIES
  Short-term debt........................     $  214           249            --          463
  Current portion of long-term debt......         62            79            --          141
  Accounts payable and accrued
    expenses.............................        456           324            20(K)       800
  Dividends payable......................         29             9            --           38
  Accrued income taxes...................         11            81            --           92
                                              ------         -----        ------        -----
    Current liabilities..................        772           742            20        1,534
  Long-term debt.........................        801         1,499           244(E)
                                                                             (42)(D)    2,502
  Deferred income taxes..................        493            14            11(F)       518
  Other liabilities and deferred
    credits..............................        376           412            52(D)       840
                                              ------         -----        ------        -----
                                               2,442         2,667           285        5,394
                                              ------         -----        ------        -----
Minority interests in consolidated
  subsidiaries...........................         86            20            --          106
                                              ------         -----        ------        -----
Shareholders' equity
  Common shares..........................        362             1            (1)(H)
                                                                             125(G)       487
  Treasury shares........................         --           (86)           86(A)        --
  Preferred shares.......................         --             5            (5)(E)       --
  Capital in excess of par value.........          5         2,912           (86)(A)
                                                                          (2,826)(H)
                                                                              30(B)
                                                                             947(G)       982
  Retained earnings......................      2,198          (768)          768(H)     2,198
  Accumulated other comprehensive income
    (loss)...............................       (183)           (5)            5(H)      (183)
  Other..................................         (8)           --            --           (8)
                                              ------         -----        ------        -----
         Total Shareholders' Equity......      2,374         2,059          (957)       3,476
                                              ------         -----        ------        -----
         Total Liabilities and
           Shareholders' Equity..........     $4,902         4,746          (672)       8,976
                                              ======         =====        ======        =====

                  COMBINATION OF PHELPS DODGE AND CYPRUS AMAX

                        NOTES TO THE UNAUDITED PRO FORMA
                         COMBINED FINANCIAL INFORMATION

1.  BASIS OF PRESENTATION

     The Unaudited Pro Forma Combined Financial Information has been derived from historical consolidated financial statements of Phelps Dodge and Cyprus Amax incorporated by reference into this Proxy Statement. See Phelps Dodge "Unaudited Pro Forma Combined Financial Information" on page 26 of this Third Proxy Statement Supplement.

     The assumptions and related pro forma adjustments described below have been developed from public historical information available to Phelps Dodge and the Cyprus Amax Merger Agreement. Pro forma adjustments have been included only to the extent known and reasonably available to Phelps Dodge. Additional information may exist that could materially affect the assumptions and related pro forma adjustments. Such information is not available to Phelps Dodge because it is within the particular and singular knowledge of Cyprus Amax.

2.  THE OFFER

     Phelps Dodge has agreed to a business combination with Cyprus Amax pursuant to the Merger Agreement through an offering to exchange all the issued and outstanding Cyprus Amax common shares for a combination of Phelps Dodge common shares and cash.

     Phelps Dodge is offering to exchange $7.61176875 net in cash plus 0.2203 shares of Phelps Dodge common stock for each outstanding share of Cyprus Amax common stock, on a fully prorated basis. Cyprus Amax shareholders may elect to receive either $20.54 in cash or 0.3500 shares of Phelps Dodge common stock for each Cyprus Amax common share that is validly tendered and not properly withdrawn, subject, in each case, to proration if the stock portion or the cash portion of the offer is oversubscribed.

     The funds for the cash consideration in connection with the exchange of all Cyprus Amax common shares outstanding are expected to be obtained from cash on hand, borrowings under Phelps Dodge's existing revolving credit facility, and from a bridge financing revolving credit facility for which Phelps Dodge has obtained a letter of commitment from Citibank, N.A. The existing revolving credit facility allows borrowings up to $1 billion until its scheduled maturity on June 25, 2002 and allows for two, one-year renewals beyond the scheduled maturity with approvals of those lenders representing at least two-thirds of the commitments provided by the facility. The commitment for the bridge financing revolving credit facility provides for borrowings up to $1 billion and a termination 364 days after it is established. Both revolving credit facilities bear interest at variable rates which approximate 6.75 percent on October 5, 1999. Phelps Dodge expects to replace the borrowings under the bridge financing revolving credit facility with long-term financing after the acquisition of Cyprus Amax.

                  COMBINATION OF PHELPS DODGE AND CYPRUS AMAX

                        NOTES TO THE UNAUDITED PRO FORMA
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

     The transaction would be accounted for under the purchase method. The purchase price for the business combinations is estimated as follows (dollars in millions and shares in thousands except per share data):

                                                               CYPRUS
                                                                AMAX
                                                              --------
Common shares outstanding (as reported in the Merger
  Agreement with Cyprus Amax)...............................    90,867
Exchange offer ratio of Phelps Dodge common shares for each
  common share..............................................    0.2203
Phelps Dodge common shares to be issued.....................    20,018
Closing market price of each Phelps Dodge common share on
  October 5, 1999...........................................  $53.5625
                                                              ========
Fair value of Phelps Dodge common shares issued, comprising
  par value of $125 ($6.25 per share) and capital in excess
  of par of $947............................................  $  1,072
Cash Consideration of $7.61176875 for each Cyprus Amax
  common share..............................................       691
Redemption of Cyprus Amax Series A Preferred Stock (Note
  3E).......................................................       244
Estimated fair value of Cyprus Amax outstanding options (as
  reported in the Merger Agreement).........................        30
Estimated transaction costs.................................        20
                                                              --------
Purchase price..............................................  $  2,057
                                                              ========

     The final purchase price could change materially from the purchase price estimated above as a result of changes in the market price of common shares of Phelps Dodge and/or the relative market price of Cyprus Amax common shares. There are arrangements in place at Cyprus Amax that could impact the purchase price including employment agreements, change of control severance agreements, stock appreciation rights, and certain pension and other employee benefit plans. The potential impact of these factors cannot be estimated but could be material.

3.  PRO FORMA ASSUMPTIONS AND ADJUSTMENTS

     The following assumptions and related pro forma adjustments give effect to the proposed business combination of Phelps Dodge and Cyprus Amax as if such combination occurred on January 1, 1998, for the Unaudited Pro Forma Combined Statements of Operations for the six-month interim period ended June 30, 1999, and for the year ended December 31, 1998, respectively, and on June 30, 1999, for the Unaudited Pro Forma Combined Balance Sheet.

     The Unaudited Pro Forma Combined Financial Information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of Phelps Dodge would have been had the business combination with Cyprus Amax occurred on the respective dates assumed, nor is it necessarily indicative of future consolidated operating results or financial position.

     Future cash cost savings are not recognized in this Unaudited Pro Forma Combined Financial Information. Non-recurring items related to 1998 and the six-month interim period ended June 30, 1999 are included (see "Selected Historical Financial Data" at pages 41 through 46 of the September 13, 1999 Proxy Statement for a summary of non-recurring items and special charges).

          (A) Reclassifications have been made to the Cyprus Amax historical consolidated financial information to conform to Phelps Dodge's presentation. The historical financial information of Cyprus Amax excludes the results of operations and assets of its discontinued Coal segment as reported for 1998

                  COMBINATION OF PHELPS DODGE AND CYPRUS AMAX

                        NOTES TO THE UNAUDITED PRO FORMA
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

     operations in Cyprus Amax's Form 8-K dated June 30, 1999, and as reported as of and for the six months ended June 30, 1999, in its Form 10-Q filing for such period. Cyprus Amax's historical financial information for the year ended December 31, 1998, also has been adjusted to exclude the identifiable results of recurring operations of its Lithium segment which was sold in October 1998.

                                 BALANCE SHEET     SIX MONTHS       YEAR ENDED
                                  AT JUNE 30,         ENDED        DECEMBER 31,
                                     1999         JUNE 30, 1999        1998
                                 -------------    -------------    ------------
                                                (IN $ MILLIONS)
Reclassification adjustments:
  Investments and notes
     receivable................         9
  Other assets and deferred
     charges...................        (9)
  Treasury shares..............        86
  Capital in excess of par
     value.....................       (86)
  Miscellaneous income and
     expense, net..............                         8
  Provision for taxes on
     income....................                        (1)
  Equity in net earnings
     (losses) of affiliated
     companies.................                        (7)
Elimination of recurring
  results from sold Lithium
  segment:
  Sales and other operating
     revenues..................                                        (218)
  Cost of products sold
     (derived).................                                        (200)
  Depreciation, depletion and
     amortization expense......                                          (7)

          (B) This pro forma adjustment represents payment of the cash component of the purchase price of $691 million, the estimated fair value of Cyprus Amax outstanding stock options of $30 million and the funding of certain Cyprus Amax benefits of $41 million.

          (C) Phelps Dodge estimates it will incur approximately $20 million of transaction costs, consisting primarily of investment bankers, attorneys and accountant fees, and financial printing and other charges. These estimates are preliminary and therefore are subject to change.

          (D) If the business combination is consummated, it will be accounted for using the purchase method of accounting in accordance with generally accepted accounting principles. Accordingly, the assets and liabilities of Cyprus Amax would be recorded at their estimated fair values.

          Phelps Dodge has not had access to information that is within the peculiar knowledge of Cyprus Amax and has not performed its due diligence necessary to determine the fair value of its assets or liabilities or to identify unknown liabilities or obligations. Pro forma adjustments to allocate the purchase price have been recorded in the Unaudited Pro Forma Combined Financial Information on the basis of fair values reported for certain assets and liabilities in public information of Cyprus Amax. Because fair value information for the remaining assets and liabilities and any possible identifiable intangible assets are not reasonably available to Phelps Dodge, the excess of the historical net book values of Cyprus Amax's assets acquired over the estimated purchase price has been allocated as a reduction of its combined net property, plant and equipment.

                  COMBINATION OF PHELPS DODGE AND CYPRUS AMAX

                        NOTES TO THE UNAUDITED PRO FORMA
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

          Additionally, Phelps Dodge believes that cost savings will be realized upon the consolidation and integration of Cyprus Amax. Phelps Dodge has not developed formal plans for combining the operations. Accordingly, additional liabilities may be incurred in connection with the business combination and any ultimate restructuring. These additional liabilities and costs have not been contemplated in the Unaudited Pro Forma Combined Financial Information because information necessary to reasonably estimate such costs and to formulate detailed restructuring plans is not available to Phelps Dodge. Accordingly, the allocation of the purchase price cannot be estimated with a reasonable degree of accuracy and may differ materially from the amounts assumed in the Unaudited Pro Forma Combined Financial Information.

          The merger agreement by and between Asarco and Cyprus Amax has a $40 million termination fee for Asarco and $45 million for Cyprus Amax under certain circumstances. Cyprus Amax paid Asarco $45 million when the agreement was terminated. The Unaudited Pro Forma Combined Financial Information has been adjusted to give effect to payment of the termination fee.

          The pro forma purchase price allocation adjustments are estimated as follows (in millions):

Reduction of debt to fair value (as reported in Cyprus
  Amax's June 30, 1999, Form 10-Q)..........................  $ 42
Increase in LIFO based inventory to replacement cost (as
  reported in Cyprus Amax's December 31, 1998, Form 10-K)...  $  4
Excess projected benefit obligation over the fair value of
  pension plan assets (as reported in Cyprus Amax's December
  31, 1998, Form 10-K, comprising a $5 million reduction of
  prepaid expenses and other assets and a $52 million
  increase in other liabilities and deferred credits).......  $ 57
Increase in deferred tax liabilities (Note F)...............  $ 11
Increase in net property, plant and equipment (derived).....  $ 85

          (E) The pro forma adjustments reflect the issuance of $244 million of debt to finance the redemption of all 4,664,000 outstanding shares of Cyprus Amax's Series A Preferred Stock. Phelps Dodge has obtained bridge financing of $1 billion with a one-year term as described in Note 2. The bridge financing is expected to be replaced with long-term financing. Ten-year debt has been assumed for purposes of the pro forma adjustments. Interest is estimated to be fixed at 7.75% resulting in annual interest expense of $19 million. The interest rate estimate was based upon current ten-year treasury bill rates plus commercially indicative rate basis points. A change in the interest rate on the debt by 1/8 percent would impact annual interest expense by approximately $300,000. Debt issue costs associated with the debt are estimated to be approximately $5 million with annual amortization of approximately $500,000.

          (F) The estimated income tax effect of the pro forma adjustments has been recorded based upon the estimated effective tax rate of approximately 15% for Cyprus Amax which rate has been derived from public quarterly and annual filings. The business combination is expected to be a tax-free transaction with Cyprus Amax's historical tax bases surviving for income tax reporting purposes.

          A provision for pro forma income tax expense has been recorded for pro forma adjustments to the Pro Forma Combined Statements of Operations resulting from pro forma purchase price allocation adjustments and other items.

          Cyprus Amax has reported $176 million of U.S. net operating loss carryforwards through 1998, expiring from 1999 to 2012, which along with other deferred tax assets are subject to an existing valuation allowance. The net operating loss carryforwards may be subject to annual limitations after the acquisition because of the change in ownership rules. The annual limits will be calculated as the long-term tax

                  COMBINATION OF PHELPS DODGE AND CYPRUS AMAX

                        NOTES TO THE UNAUDITED PRO FORMA
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

     exempt rate (currently 5.18%) times the fair market value of Cyprus Amax. Once all facts are known, the annual limits may necessitate an increase in the consolidated valuation allowance for deferred tax assets.

          Pro forma income tax expense and deferred tax allocations recorded upon consummation of the business combination could vary significantly from the pro forma estimates because information regarding Cyprus Amax's income tax reporting is not available to Phelps Dodge.

          (G) This pro forma adjustment reflects the issue of 20,018,000 shares of Phelps Dodge common stock in connection with the exchange offers for all the outstanding common shares of Cyprus Amax. The common stock of Phelps Dodge represents common shares of $125 million at $6.25 per share par value and capital in excess of par of $947 million.

          (H) These pro forma adjustments eliminate the historical shareholders' equity accounts of Cyprus Amax.

          (I) This pro forma adjustment records the estimated increase in depreciation, depletion and amortization expense related to the pro forma increase in property, plant and equipment recorded in connection with the business combination purchase price allocation. Because neither fair value nor book value information regarding the composition of Cyprus Amax's property, plant and equipment is available to Phelps Dodge, actual adjustments to depreciation, depletion and amortization expense could differ substantially from these estimates.

          (J) A pro forma adjustment to recognize imputed interest resulting from the $42 million fair value adjustment of Cyprus Amax's debt has not been provided because information necessary to calculate such adjustment is not reasonably available to Phelps Dodge.

          (K) This proforma adjustment recognizes certain change of control obligations arising from the merger of Cyprus Amax and Phelps Dodge.

          (L) Pro forma weighted average common stock and common stock equivalents outstanding are estimated as follows (in millions):

                                         SIX MONTHS          YEAR ENDED
                                       ENDED JUNE 30,       DECEMBER 31,
                                            1999                1998
                                      ----------------    ----------------
                                      BASIC    DILUTED    BASIC    DILUTED
                                      -----    -------    -----    -------
Average number of Phelps Dodge
  common shares outstanding.........  57.8      57.8      58.2      58.5
Phelps Dodge common shares to be
  issued in connection with the
  business combination (Note 2).....  20.0      20.0      20.0      20.0
Pro forma potential common shares...    --        --       0.6       0.6
                                      ----      ----      ----      ----
                                      77.8      77.8      78.8      79.1
                                      ====      ====      ====      ====

     The average number of common shares outstanding for the six months ended June 30, 1999, does not include Cyprus Amax's outstanding stock options or other common stock equivalents, which represent approximately 600,000 potential Phelps Dodge common shares, because the impact on unaudited pro forma net loss per share is anti-dilutive.

                                                                         Annex A

                   [Letterhead of Morgan Stanley Dean Witter]
                                                                 October 5, 1999



Board of Directors
Phelps Dodge Corporation
2600 North Central Avenue
Phoenix, Arizona 85004-3014

Members of the Board:

We understand that ASARCO Incorporated ("ASARCO" or "Target"), AAV Corporation ("Acquisition Sub"), a wholly owned subsidiary of Phelps Dodge Corporation ("Buyer"), and Buyer have entered into an Agreement and Plan of Merger dated October 5, 1999 (the "Merger Agreement") which provides, among other things, for
(i) the continuation and amendment by Acquisition Sub of an exchange offer (the "Exchange Offer") for all outstanding shares of common stock, no par value (the "Target Common Stock"), of Target for either $29.50 per share, net to the seller in cash, without interest, or 0.50266 shares of common stock, par value $6.25 per share ("Buyer Common Stock"), of Buyer, subject to the election and proration provisions of the Merger Agreement and the Exchange Offer, and (ii) the subsequent merger (the "Merger") of Acquisition Sub with and into Target. Pursuant to the Merger, Target will become a wholly owned subsidiary of Buyer and each outstanding share of Target Common Stock, other than shares held in treasury or held by Buyer or any affiliate of Buyer, will be converted into the right to receive 0.25133120 shares of Buyer Common Stock plus $14.75 in cash. The terms and conditions of the Exchange Offer are more fully set forth in the Merger Agreement.

We note that Buyer launched the Exchange Offer and a proxy solicitation on September 3, 1999 in connection with a merger dated July 15, 1999, as amended, between ASARCO and Cyprus Amax Minerals Company ("Cyprus") in which the Buyer has offered to purchase all of the outstanding common stock (including associated preferred share purchase rights of) of both ASARCO and Cyprus. Subsequently, Buyer and Cyprus entered into an agreement and plan of merger, dated September 30, 1999, which provides for the acquisition by Buyer of Cyprus. We also note that the consummation of the Merger is not contingent upon the acquisition by Buyer of Cyprus.

You have asked for our opinion as to whether the consideration to be paid by the Buyer pursuant to the Merger Agreement is fair from a financial point of view to the Buyer.

For purposes of the opinion set forth herein, we have:

         (i) reviewed certain publicly available financial statements and other information of the Target and the Buyer;

         (ii) reviewed certain financial projections of Target prepared by the management of the Buyer;

         (iii) discussed the past and current operations and financial condition and the prospects of the Target with senior executives of the Buyer;

         (iv) reviewed certain internal financial statements and other financial operating data concerning the Buyer prepared by the management of the Buyer;

         (v) reviewed certain financial projections of Buyer prepared by the management of the Buyer;

         (vi) discussed the past and current operations and financial condition and the prospects of the Buyer, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Buyer;

         (vii) reviewed the pro forma impact of the Merger on the Buyer's cash flow per share, earnings per share, consolidated capitalization and financial ratios;

         (viii) reviewed the reported prices and trading activity for the Target Common Stock and the Buyer Common Stock;

         (ix) compared the financial performance of the Target and the Buyer and the prices and trading activity of the Target Common Stock and the Buyer Common Stock with that of certain other comparable publicly-traded companies and their securities;

         (x) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

         (xi) participated in discussions and negotiations among representatives of the Target and the Buyer and their financial and legal advisors;

         (xii) reviewed the Merger Agreement, and certain related documents; and

         (xiii) performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Buyer of the future financial performance of the Target and Buyer. We have also relied upon, without independent verification, the assessment of Buyer of the strategic, financial and operational benefits expected to result from the Merger. As you know, the Target did not make available any internal financial statements, projections or other financial operating data. Instead, for purposes of our analyses, we have relied, with your consent, only on publicly available information regarding Target. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, including, among other things, that the Merger will be treated as a tax-free reorganization and/or exchange pursuant to the Internal Revenue Code of 1986, as amended. We have not made any independent valuation or appraisal of the assets or liabilities of the Target, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us, as of the date hereof.

We have acted as financial advisor to the Board of Directors of the Buyer in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for the Buyer and have received fees for the rendering of these services.

It is understood that this letter is for the information of the Board of Directors of the Buyer, except that this opinion may be included in its entirety in any filing made by the Buyer in respect of the transaction with the Securities and Exchange Commission. In addition, this opinion does not in any manner address the prices at which the Buyer Common Stock will trade following consummation of the Merger, and Morgan Stanley expresses no opinion or recommendation as to whether the shareholders of the Target should accept the Exchange Offer or how the shareholders of the Target or the Buyer should vote at the shareholders' meetings held in connection with the Merger.

Based upon and subject to the forgoing, we are of the opinion on the date hereof that the consideration to be paid by the Buyer pursuant to the Merger Agreement is fair from a financial point of view to the Buyer.

                                           Very truly yours,

                                           MORGAN STANLEY & CO. INCORPORATED

                                           By: /s/ Bruce D. Fiedorek
                                               ________________________________
                                               Bruce D. Fiedorek
                                               Vice Chairman, Managing Director